Exhibit 2.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED ACQUISITION AGREEMENT

among

DENDREON CORPORATION,

DENDREON HOLDINGS, LLC,

DENDREON DISTRIBUTION, LLC

and

DENDREON MANUFACTURING, LLC,

as Sellers,

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.,

as Valeant,

and

DRONE ACQUISITION SUB INC.,

as Purchaser

Dated as of February 19, 2015

TABLE OF EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Forms of Intellectual Property Assignment Agreements
Exhibit D	Escrow Agreement
Exhibit E	Form of Sale Order
Exhibit F	Form of Stalking Horse Order

SECOND AMENDED AND RESTATED ACQUISITION AGREEMENT

THIS SECOND AMENDED AND RESTATED ACQUISITION AGREEMENT, dated as of February 19, 2015 (this “Agreement”), is made among Dendreon Corporation, a Delaware corporation (the “Parent”), its wholly-owned subsidiaries, Dendreon Holdings, LLC, Dendreon Distribution, LLC and Dendreon Manufacturing, LLC, each a Delaware limited liability company (together with the Parent, the “Sellers”), Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of British Columbia, Canada (“Valeant”), and its direct wholly-owned subsidiary Drone Acquisition Sub Inc., a Delaware corporation (the “Purchaser”), and amends and restates the Amended and Restated Acquisition Agreement, dated as of February 4, 2015 (the “Stalking Horse Agreement”), by and among the Sellers and Valeant. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Article IX.

WHEREAS, the Sellers and the Non-Debtor Subs (as defined below) conduct a biotechnology business focused on the discovery, development and commercialization of novel therapeutics, including the biologic Provenge (collectively, the “Business”);

WHEREAS, each Seller filed a voluntary petition (collectively, the “Petitions”) for relief commencing cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on November 10, 2014 (the “Petition Date”);

WHEREAS, the Purchaser desires to purchase and accept, and the Sellers desire to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to the Purchaser, the Acquired Assets (as defined below), which include all of the equity interests in the Parent’s direct wholly-owned Subsidiary, Dendreon Holdings (Netherlands) B.V., a Besloten Vennootschap organized under the laws of the Netherlands (the “Transferred Sub”, and such equity interests, the “Interests”), and the Purchaser is willing to assume, and the Sellers desire to assign and delegate to the Purchaser, the Assumed Liabilities (as defined below), all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code, subject to Purchaser’s right to assign its rights and obligations hereunder to one of more of its Affiliates (such sale and purchase of the Acquired Assets and such assignment and assumption of the Assumed Liabilities, the “Acquisition”);

WHEREAS, the parties hereto desire to treat the transactions described herein (namely, the Acquisition in combination with the subsequent liquidation of the Parent) as a reorganization for U.S. federal income tax purposes pursuant to Section 368(a)(1)(G) of the Code; and

WHEREAS, in the event that this Agreement is terminated by the Purchaser under the circumstances set forth in Section 7.1(l), the rights and obligations of the parties under the Stalking Horse Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE ACQUISITION

Section 1.1 Acquired Assets. On the terms and subject to the conditions set forth in this Agreement and, subject to approval of the Bankruptcy Court, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of the Sellers in and to all rights, properties and assets of the Sellers related to the Business, wherever located, whether tangible or intangible, as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the “Acquired Assets”), including all right, title and interest of the Sellers in and to the Acquired Assets that are listed or described below:

(a) the Interests;

(b) other than as set forth in Section 1.2(l), all accounts receivable that are owed or payable to any Seller;

(c) all intercompany accounts receivable as to which any Seller or Non-Debtor Sub is an obligor or is otherwise responsible or liable and which are owed or payable to any Seller;

(d) all credits, claims for refunds, deposits for the benefit of third parties and prepaid expenses (other than credits, refunds, deposits and prepaid amounts with respect to Taxes), except that Acquired Assets includes any such items with respect to any Taxes for Post-Closing Periods that relate to the Acquired Assets or the Assumed Liabilities, and any Taxes borne by Purchaser pursuant to Section 8.1(c);

(e) the Contracts listed, described or otherwise identified (by reference to counterparty, type and proposed cure amount) on Schedule 1.1(e), as such schedule may be amended from time to time pursuant to Section 5.20 (such Contracts, the “Assigned Contracts”);

(f) all rights and remedies under all warranties, representations and guarantees made by suppliers, manufacturers and contractors;

(g) all inventory, finished goods, works in process, raw materials and packaging materials;

(h) the real property leases listed, described or otherwise identified (by reference to counterparty, type and proposed cure amount) on Schedule 1.1(e), as such schedule may be amended from time to time pursuant to Section 5.20 (such leases, the “Assumed Leases”);

(i) all equipment, computers, furniture, furnishings, fixtures, office supplies, vehicles, tools, leasehold improvements and all other tangible personal property;

(j) all (i) patents and patent applications, including provisionals, continuations, continuations-in-part, divisionals, substitutions, reissues, reexaminations and any extensions and supplementary protection certificates; (ii) trademarks, service marks, trade dress, trade names, logos, slogans, Internet domain names and other similar designations of source or origin, together with the goodwill symbolized by, and any registrations and applications for, the foregoing; (iii) copyrights and database rights, and any copyright registrations and applications; (iv) trade secrets, including trade secret rights in inventions, discoveries, know-how, proprietary processes, formulae, research and development information, clinical data, cell lines, manufacturing technology and data, marketing and sales information, customer lists and supplier lists; and (v) any other intellectual property rights recognized in any relevant jurisdiction (collectively, “Intellectual Property”), including such of the foregoing as are listed or described on Schedule 1.1(j);

(k) all rights in computer software programs and information technology systems;

(l) all rights under non-disclosure or confidentiality, invention and Intellectual Property assignment, non-compete or non-solicitation agreements for the benefit of the Sellers with current or former employees and agents of the Sellers or with third parties (in the case of rights under the Parent Confidentiality Agreements, solely to the extent provided in Section 5.15(a));

(m) the approval of the Biologics License Application from the FDA and the related Biologics License and, indirectly through the transfer of the Transferred Sub, the marketing authorization from the European Commission, with respect to the biologic Provenge;

(n) other than as set forth in Section 1.2(e), all Documents that are used in, held for use in or intended to be used in, or that arise out of the Business, including Documents relating to the biologic Provenge, services, marketing, advertising, promotional materials, Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents, supplier lists, records literature and correspondence, whether or not physically located on any of the real property leased under any Assumed Leases;

(o) to the extent transferable, all Permits and Environmental Permits and all pending applications therefor;

(p) other than as set forth in Section 1.2(b) or Section 1.2(k), to the extent transferable, all insurance policies and rights thereunder;

(q) other than as set forth in Section 1.2(e) or Section 1.2(f), all books and records, including, without limitation, all correspondence, documents, and records in connection with the Biologics License and the marketing authorization from the European Commission with respect to the biologic Provenge, and all Income Tax Information; provided that copies of such Income Tax Information shall be made available to Sellers (including for copying) upon reasonable request;

(r) all goodwill and other intangible assets associated with the Business, the Acquired Assets and the Assumed Liabilities;

(s) all rights, claims or causes of action of any Seller to the extent related to the Business, the Acquired Assets or the Assumed Liabilities (for avoidance of doubt, excluding all rights, claims or causes of action of any Seller set forth in Sections 1.2(g), 1.2(h), 1.2(i) and 1.2(j));

(t) the Benefit Plans listed or described on Schedule 1.1(t) (the “Assumed Benefit Plans”);

(u) the D-3263 Assets; and

(v) $80,000,000 of Cash.

EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE III, OR ANY ANCILLARY DOCUMENT DELIVERED BY ANY SELLER PURSUANT TO THIS AGREEMENT (I) THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) THE SELLERS MAKE NO, AND HEREBY DISCLAIM ANY, OTHER REPRESENTATION OR WARRANTY REGARDING THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, AND (III) THE BUSINESS, THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES ARE CONVEYED ON AN “AS IS, WHERE IS” BASIS AS OF THE CLOSING, AND THE PURCHASER SHALL RELY UPON THEIR OWN EXAMINATION THEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY BUSINESS OTHER THAN THE BUSINESS, ANY ASSETS OTHER THAN THE ACQUIRED ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

Section 1.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets of the Sellers, as the same shall exist on the Closing Date (collectively, the “Excluded Assets”), will not be included in the Acquired Assets, and the Sellers shall retain all their right, title and interest in and to the Excluded Assets:

(a) all Cash not transferred to the Purchaser pursuant to Section 1.1(v);

(b) all current and prior director and officer or similar fiduciary or errors and omissions insurance policies and all rights thereunder;

(c) all assets with respect to Taxes, including refunds for Taxes (other than any assets with respect to any Taxes for Post-Closing Periods that relate to the Acquired Assets or the Assumed Liabilities and any Taxes borne by Purchaser pursuant to Section 8.1(c));

(d) any shares of capital stock or other equity interests of any Seller or any Affiliate thereof or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or any Affiliate thereof, in each case other than the Interests and any other such equity interests indirectly held in any Non-Debtor Sub;

(e) the company seal, minute books, stock certificates, stock or equity record books, Tax Returns and other books, records and work papers related to Taxes paid or payable by Sellers or their Affiliates (other than any Income Tax Information and other than with respect to any Non-Debtor Sub), work papers and such other books and records as pertain to the organization, qualification to do business, existence or capitalization of any Seller or any Affiliate thereof (other than any Non-Debtor Sub), books and records that the Sellers are required to retain under applicable Law and books and records that relate primarily to an Excluded Asset or Excluded Liability; provided, that copies of such books and records (other than any such Tax Returns or Tax books, records or work papers, in each case to the extent not solely related to the Acquired Assets) shall be made available to the Purchaser (including for copying) upon reasonable request to the extent permitted by applicable Law;

(f) copies retained by the Sellers of original books and records or other Documents included in the Acquired Assets;

(g) all avoidance actions and similar rights, claims and causes of action, including under Sections 544 through 553, inclusive, of the Bankruptcy Code;

(h) all rights, claims or causes of action of any Seller arising under this Agreement, the Ancillary Documents or the Confidentiality Agreement or arising under the Parent Confidentiality Agreements (to the extent not assigned to the Purchaser pursuant to Section 5.15(b));

(i) all rights, claims or causes of action of any Seller arising under the litigation listed or described on

Schedule 1.2(i) (whether or not asserted as of the Closing Date) or the facts and circumstances underlying such litigation;

(j) all rights, claims or causes of action by or in the right of any Seller against any current or former director or officer of any Seller;

(k) the Benefit Plans other than the Assumed Benefit Plans, all assets of such Benefit Plans and all trust agreements, administrative service contracts, insurance policies and other Contracts related thereto and all rights of the Sellers with respect to any of the foregoing;

(l) all Contracts, receivables, claims or causes of action that relate primarily to any Excluded Asset or Excluded Liability; and

(m) all Contracts that are disclosed or required to be disclosed pursuant to Section 3.9 hereof.

Section 1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume from the Sellers and thereafter pay, perform or otherwise discharge in accordance with their terms all of the liabilities and obligations (of any nature or kind, and whether based in common law or statute or arising under written Contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential) of the Sellers arising out of or relating to the following (collectively, the “Assumed Liabilities):

(a) the ownership, possession or use of the Acquired Assets and the operation of the Business on and after the Closing Date;

(b) all liabilities and obligations arising under the Assigned Contracts and the Assumed Leases other than Cure Costs;

(c) all liabilities in respect of trade obligations arising in the ordinary course of the Business incurred from and after the Petition Date that would have an administrative priority claim attached to them under Section 503(b)(1) or Section 503(b)(9) of the Bankruptcy Code;

(d) all liabilities in respect of trade obligations arising in the ordinary course of the Business incurred prior to the Petition Date listed or described on Schedule 1.3(d);

(e) all liabilities in respect of customer programs, including claims related to or arising from rebates, chargebacks, credits, product returns and expirations;

(f) all valid reclamation claims;

(g) all intercompany accounts payable, liabilities and obligations that are owed or payable to any Seller or Non-Debtor Sub as to which any Seller is an obligor or is otherwise responsible or liable;

(h) all liabilities and obligations relating to either (i) the employment or termination of the Transferred Employees relating to periods on and after the Closing Date or (ii) the Assumed Benefit Plans; and

(i) all Taxes for Post-Closing Periods imposed on or with respect to the Acquired Assets or the Assumed Liabilities, and any Taxes for which the Purchaser bears responsibility pursuant to Section 8.1(c).

Section 1.4 Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser (nor any of its Affiliates) shall not assume or agree to pay, perform or otherwise discharge any liabilities or obligations of any Seller or any Affiliate thereof other than the Assumed Liabilities (such liabilities and obligations other than Assumed Liabilities, the “Excluded Liabilities”). Without limiting the foregoing, the Purchaser does not (nor does any of its Affiliates) assume or agree to pay, perform or otherwise discharge the liabilities or obligations of the Sellers with respect to, arising out of or relating to the following Excluded Liabilities:

(a) all indebtedness for borrowed money of the Sellers (for avoidance of doubt, other than obligations (other than Cure Costs) with respect to capitalized leases that are Assigned Contracts);

(b) all guarantees of third party indebtedness made by the Sellers and reimbursement obligations to guarantors of the Sellers’ obligations or under letters of credit or other similar agreements or instruments;

(c) all Actions pending on or before the Closing Date against the Sellers or to the extent against or giving rise to liabilities or obligations of the Business, based on acts or omissions prior to the Closing Date even if instituted after the Closing Date;

(d) all Cure Costs;

(e) all liabilities or obligations to any current or former owner of capital stock or other equity interests of the Sellers or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of the Sellers, any current or former holder of indebtedness for borrowed money of the Sellers or, in respect of obligations for indemnification or advancement of expenses, any current or former officer or director of the Sellers;

(f) all drafts or checks outstanding at the Closing under which the Sellers are obligated;

(g) all obligations of the Sellers under futures contracts, options on futures, swap agreements or forward sale agreements;

(h) all Taxes imposed on any Seller (other than any Taxes for which Purchaser has responsibility pursuant to Section 1.3(i) or Section 8.1(c));

(i) all liabilities and obligations relating to either (i) the Benefit Plans other than the Assumed Benefit Plans, (ii) the employment or termination of any current or former employee of the Sellers other than the Transferred Employees, or (iii) the employment or termination of any Transferred Employee to the extent arising prior to the Closing Date (other than to the extent attributable to an Assumed Benefit Plan);

(j) all costs, fees and expenses incurred by the Sellers in connection with the administration of the Chapter 11 Cases or the negotiation, execution and consummation of the transactions contemplated by this Agreement or any Ancillary Document;

(k) all liabilities or obligations to the extent relating to the ownership, possession or use of the Excluded Assets; and

(l) all liabilities or obligations under Environmental Laws to the extent relating to (i) noncompliance with or violations of Environmental Laws by the Sellers on or before the Closing Date, (ii) the transportation, off-site storage or off-site disposal of any Hazardous Materials generated by the Sellers on or before the Closing Date or (iii) real property not acquired under this Agreement, including any real property formerly owned, operated or leased by Sellers prior to the Closing Date.

Section 1.5 Assignment of Assigned Contracts and Assumed Leases.

(a) To the maximum extent permitted by the Bankruptcy Code and subject to the other provisions of this Section 1.5, the Sellers shall assume and transfer and assign all Acquired Assets to the Purchaser pursuant to Sections 363 and 365 of the Bankruptcy Code as of the Closing Date. Notwithstanding any other provision of this Agreement or in any Ancillary Document to the contrary, this Agreement shall not constitute an agreement to assign any asset or any right thereunder if an attempted assignment without the consent of a third party, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), would constitute a breach or in any way adversely affect the rights of the Purchaser or the Sellers thereunder. If with respect to any Acquired Asset such consent is not obtained or such assignment is not attainable pursuant to Sections 105, 363 or 365 of the Bankruptcy Code, then such Acquired Asset shall not be transferred hereunder and the Closing shall proceed with respect to the remaining Acquired Assets without any reduction in the

Purchase Price. In the case of Contracts included in the Acquired Assets (i) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), the Sellers shall, at the Purchaser’ sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser in endeavoring to obtain such consent and, if any such consent is not obtained, the Sellers shall, following the Closing, at the Purchaser’ sole expense and subject to any approval of the Bankruptcy Court that may be required, cooperate with the Purchaser in all reasonable respects to provide to the Purchaser the benefits thereof in some other manner, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), the Sellers shall, following the Closing, at the Purchaser’ sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser to provide to the Purchaser the benefits thereof in some other manner; provided, that nothing in this Section 1.5 shall (x) require any Seller or any Affiliate thereof to make any expenditure or incur any obligation on its own or on behalf of the Purchaser (unless funds in the full amount thereof are advanced to the Sellers in cash) or (y) prohibit or delay any Seller or any Affiliate thereof from ceasing operations or winding up its affairs following the Closing.

(b) To the extent not prohibited by applicable Tax Laws (and to the extent consistent with the relevant arrangement agreed to by the Sellers and the Purchaser pursuant to Section 1.5(a)), the Sellers and the Purchaser agree to treat and report, and to cause their respective Affiliates to treat and report, on their Tax Returns, the Acquired Assets that are subject to the provisions of this Section 1.5 (the “Non-Transferred Assets”) as assets owned by the Purchaser or its designated Affiliates. Each Seller and Purchaser agrees to notify the other parties promptly in writing if it determines that such treatment (to the extent consistent with the relevant arrangement agreed to by the Sellers and the Purchaser pursuant to Section 1.5(a)) is not permitted under applicable Tax Laws. Where such treatment is not permitted under applicable Tax Laws, and subject to the terms of any relevant arrangement agreed to by the Sellers and the Purchaser pursuant to Section 1.5(a), the amount of the liability for Taxes imposed on the Sellers or any of their Affiliates with respect to any Non-Transferred Asset for any Post-Closing Period for which the Purchaser and its designated Affiliates are responsible shall be calculated on a “with and without” basis.

Section 1.6 Purchase Price; Deposit Funds.

(a) In consideration for the Acquired Assets, Valeant and the Purchaser shall, in addition to the assumption of the Assumed Liabilities by the Purchaser, pay to the Sellers an amount equal to $495,000,000 (the “Purchase Price”) as follows:

(i) $49,500,000 in Valeant Shares, valued at the closing price of the Valeant Shares on the New York Stock Exchange (“NYSE”) as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) on the Trading Day immediately prior to the Plan Effective Date (the “Stock Consideration”), which Stock Consideration shall be issued on the Plan Effective Date in the manner provided by Section 1.8, free and clear of all Encumbrances (other than restrictions arising under applicable securities laws); and

(ii) $445,500,000 in cash (the “Cash Consideration”), net of any Deposit Funds paid to the Parent at the Closing pursuant to Section 1.6(b)(i), which Cash Consideration shall be paid to the Parent on behalf of the Sellers at the Closing.

If the Closing shall occur, at the Closing, Valeant and the Parent shall provide joint written instructions, executed by their respective authorized representatives under the Escrow Agreement, to the Escrow Agent that instruct the Escrow Agent to release the Deposit Funds to the Parent on the Closing Date. The Deposit Funds received by the Parent shall be applied at the Closing toward the payment of the Cash Consideration portion of the Purchase Price.

(b) On or prior to the Effective Date, Valeant shall deposit with Wells Fargo Bank, National Association, in its capacity as escrow agent (the “Escrow Agent”), an amount equal to $40,000,000 (the “Deposit Funds”), to be released by the Escrow Agent and delivered to either Valeant or to the Parent on behalf of the Sellers in accordance with the provisions of this Agreement and the Escrow Agreement, dated January 29, 2015, by and among Valeant, the Parent and the Escrow Agent (as may be amended from time to time, the “Escrow Agreement”) as follows:

(i) if the Closing shall occur, the Deposit Funds shall be applied towards the portion of the Purchase Price payable by the Purchaser to the Sellers pursuant to Section 1.6(a)(ii) hereof;

(ii) if this Agreement is terminated by the Parent (A) pursuant to Section 7.1(e) or (B) pursuant to

Section 7.1(c) in any circumstance where the Purchaser is not entitled to terminate pursuant to Section 7.1(c) because the failure of the Closing to occur results from the failure of the Purchaser to materially perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing, the Deposit Funds shall be delivered to the Parent;

(iii) if this Agreement is terminated by the Purchaser pursuant to Section 7.1(l), the Deposit Funds shall remain on deposit with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and the Stalking Horse Agreement; or

(iv) if this Agreement is terminated other than in a manner provided by Section 1.6(b)(ii) or Section 1.6(b)(iii), the Deposit Funds shall be delivered to Valeant.

Section 1.7 No Withholding. Any amount paid to a Seller shall be made free and clear of any withholding or other Tax.

Section 1.8 Issuance of Stock Consideration. The Stock Consideration shall be delivered by Valeant through Valeant’s transfer agent to the Parent on the Plan Effective Date through the facilities of The Depository Trust Company by crediting the account of the Parent’s (or its nominee’s) prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system. Provided that the Valeant Shares comprising the Stock Consideration shall be distributed by the Parent or its nominee to the Parent’s creditors pursuant to a plan of reorganization or liquidation confirmed by the Bankruptcy Court in accordance with Section 8.1(h), the book-entry notations reflecting the Stock Consideration held by the Parent or its nominee shall not be legended. It is understood and agreed that the delivery of the Stock Consideration hereunder on the Plan Effective Date shall not be subject to any right of set off, recoupment or counterclaim by Valeant or the Purchaser and, other than as expressly set forth herein, shall in no way be conditioned or contingent upon any other action, occurrence, or circumstance whatsoever.

ARTICLE II

THE CLOSING

Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York City, New York 10036, at 10:00 a.m. local time as soon as possible (and in any event within two (2) Business Days) after the conditions set forth in Article VI shall have been satisfied or waived (except for such conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), unless another time, date and place shall be fixed by written agreement among the parties hereto (the date of the Closing being herein referred to as the “Closing Date”). For financial, accounting and economic purposes, including risk of loss, and for all other purposes under this Agreement, upon the occurrence of the Closing, the Closing shall be deemed to have occurred at 12:01 a.m. New York City time on the Closing Date.

Section 2.2 Deliveries at Closing.

(a) At the Closing, the Sellers shall deliver to the Purchaser:

(i) physical share certificates (if any) evidencing the Interests, which shall be either duly endorsed in blank or accompanied by duly executed stock powers or other instruments of transfer;

(ii) a duly executed bill of sale substantially in the form of Exhibit A attached hereto (the “Bill of Sale”), transferring the Acquired Assets to the Purchaser;

(iii) the Acquired Assets by making the Acquired Assets available to the Purchaser at their present location;

(iv) the assignment and assumption agreement to be entered into between the Sellers and the Purchaser substantially in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”), duly executed by the Sellers, evidencing the assignment by the Sellers and assumption by the Purchaser of the Assumed Liabilities;

(v) an assignment of the Sellers’ right, title and interest in and to Intellectual Property registrations and applications substantially in the forms of Exhibit C hereto (the “Intellectual Property Assignment Agreements”), duly executed by the Sellers, assigning such right, title and interest in and to such Intellectual Property registrations and applications to the Purchaser, as appropriate;

(vi) a certificate duly executed by the Parent, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that the Parent is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(vii) a certificate duly executed by an executive officer of each Seller to the effect that the conditions to the Closing set forth in Section 6.3 have been satisfied as of the Closing Date; and

(viii) such other documents reasonably satisfactory to the Purchaser as the Purchaser may reasonably request in writing no later than three (3) Business Days prior to the Closing Date in order to give effect to the Acquisition.

(b) At the Closing, Valeant or the Purchaser shall deliver to the Sellers:

(i) the Cash Consideration (including any portion of the Purchase Price to be paid by release of the Deposit Funds to the Sellers) by wire transfer of immediately available funds to an account or accounts designated by the Sellers;

(ii) the Assignment and Assumption Agreement duly executed by the Purchaser (and/or its designated Affiliate or Affiliates);

(iii) the Intellectual Property Assignment Agreements, duly executed by the Purchaser;

(iv) a certificate duly executed by an executive officer of each of Valeant and the Purchaser to the effect that the conditions to the Closing set forth in Section 6.2 have been satisfied as of the Closing Date; and

(v) such other documents reasonably satisfactory to the Sellers as the Sellers may reasonably request in writing no later than three (3) Business Days prior to the Closing Date in order to give effect to the Acquisition.

(c) At the Closing, each of the Sellers and Valeant shall deliver to the Escrow Agent, the joint written instructions contemplated by Section 1.6, duly executed by the Sellers and Valeant.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedule delivered by the Sellers to Valeant and the Purchaser at or prior to the execution of this Agreement (which exceptions shall specifically identify a section of this Agreement to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section and any other section of this Agreement to which it is reasonably apparent that such disclosure relates) (the “Seller Disclosure Schedule”), the Sellers represent and warrant to Valeant and the Purchaser solely with respect to the Business, the Acquired Assets and the Assumed Liabilities as follows:

Section 3.1 Organization. Each Seller and each Non-Debtor Sub is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each Seller and each Non-Debtor Sub is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Sellers have made available to the Purchaser a complete and correct copy of the organizational documents of each Seller and each Non-Debtor Sub, as in effect on the Effective Date.

Section 3.2 Capitalization of Non-Debtor Subs. The authorized, issued and outstanding equity interests of each Non-Debtor Sub are set forth on Section 3.2 of the Seller Disclosure Schedule. All such equity interests are owned beneficially and of record by either the Parent or the Transferred Sub, as set forth on Section 3.2 of the Seller Disclosure Schedule. There are no existing (a) options, warrants, calls, subscriptions or other rights, agreements or commitments of any character obligating any Seller or any Non-Debtor Sub to issue, transfer or sell any equity interests in any Non-Debtor Sub or securities convertible into, exchangeable or exercisable for any of the foregoing, (b) contractual obligations of any Seller or any Non-Debtor Sub to repurchase, redeem or otherwise acquire any equity interests in any Non-Debtor Sub or (c) voting trusts or similar agreements to which any Seller or any Non-Debtor Sub is a party with respect to the voting of equity interests in any Non-Debtor Sub.

Section 3.3 Authority of the Sellers. Each Seller has all requisite entity power and authority to execute, deliver and, subject to the entry and effectiveness of the Sale Order, perform its obligations under this Agreement and each of the Ancillary Documents to which such Seller is a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by each Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite entity action of such Seller. Subject to the entry and effectiveness of the Sale Order, this Agreement and each such Ancillary Document have been, duly and validly executed and delivered by each Seller and (assuming this Agreement and each such Ancillary Document constitute, a valid and binding obligation of Valeant and the Purchaser to the extent a party thereto) constitute a valid and binding obligation of each Seller enforceable against each such Seller in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and to general equitable principles (the “Bankruptcy and Equity Exceptions”).

Section 3.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by any Seller or any Non-Debtor Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which a Seller is a party and the consummation of the transactions contemplated hereby and thereby, except (a) for consents, approvals or authorizations of, or declarations, filings or registrations with, the Bankruptcy Court, (b) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) for filings, notices and reports by the Parent under applicable securities Laws or securities exchange rules, or (d) for consents, approvals, authorizations, declarations, filings or registrations, which, if not made or obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.5 No Violations. Assuming that the consents, approvals, authorizations, declarations, filings and registrations referred to in Sections 3.4 and 4.3 have been made or obtained and remain in full force and effect and the conditions set forth in Section

6.1 have been satisfied, neither the execution, delivery or performance of this Agreement and the Ancillary Documents by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provisions of the certificate of incorporation, bylaws or other organizational documents of any Seller or any Non-Debtor Sub, (b) with or without notice or lapse of time or both, result in any breach or violation of or constitute a default or give rise to any right of termination, acceleration, vesting, payment, exercise or revocation under, any Assigned Contract to which any of the Sellers or any Non-Debtor Sub is a party or by which any of their respective properties or assets are bound, (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Sellers or any Non-Debtor Sub or (d) violate any Order or Law applicable to any Seller or any Non-Debtor Sub or their respective properties or assets, except in the case of clauses (b), (c) and (d), for breaches, violations, defaults, rights, creations or impositions that (i) would not, individually or in the aggregate, have a Material Adverse Effect or (ii) are excused by or unenforceable as a result of the filing of the Petitions or as a result of the entry or effectiveness of the Sale Order.

Section 3.6 Financial Statements; Books and Records.

(a) The Sellers have made available to the Purchaser copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Parent as of December 31, 2013 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the fiscal year then ended; and (ii) the unaudited consolidated balance sheet of the Parent as of September 30, 2014 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the six months then ended. Subject to the notes thereto, the Financial Statements were prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved and present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity (deficit) and cash flows of the Parent as of the respective dates and for the respective periods referred to in the Financial Statements (in the case of quarterly Financial Statements, subject to normal year-end adjustments).

(b) The books and records of the Sellers and the Non-Debtor Subs maintained with respect to the Business and used in the preparation of the Financial Statements accurately and fairly reflect, in all material respects, the transactions and the assets and liabilities of the Sellers and the Non-Debtor Subs with respect to the Business.

Section 3.7 Title to Property; Sufficiency of Assets.

(a) Upon the entry and effectiveness of the Sale Order, the Sellers will have the power and right to sell, assign, transfer, convey and deliver, as the case may be, to the Purchaser the Acquired Assets and on the Closing Date will sell, assign, transfer, convey and deliver the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) After giving effect to Section 1.5(a) and except as would not, individually or in the aggregate, have a Material Adverse Effect, the Acquired Assets comprise all of the properties and assets used in the Business by the Sellers and the Non-Debtor Subs as of the Effective Date other than the Excluded Assets.

Section 3.8 Absence of Certain Changes. Except to the extent arising out of or relating to the Chapter 11 Cases, this Agreement or the transactions contemplated hereby, from September 30, 2014: (a) to the Effective Date, no Seller or Non-Debtor Sub has taken any action that, if taken after the Effective Date, would violate Section 5.1 in any material respect; and (b) no Material Adverse Effect has occurred.

Section 3.9 Brokers. Except for Lazard Frères & Co. LLC, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Transferred Sub.

Section 3.10 Litigation. Except as would not, individually or in the aggregate, have a Material Adverse Effect and except for the Chapter 11 Cases:

(a) there are no Actions currently pending or, to the Knowledge of the Sellers, currently threatened, against the Sellers, any Non-Debtor Sub or any of their respective properties or assets; and

(b) no Seller or Non-Debtor Sub has received written notice of, and to the Knowledge of the Sellers, there are no, Orders of a court of competent jurisdiction outstanding against any Seller or any Non-Debtor Sub or any of their respective properties or assets that restrict the operation of the Business.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Seller Disclosure Schedule sets forth the material (i) patents and patent applications, (ii) trademark registrations and applications, (iii) domain names and (iv) copyright registrations and applications that are owned by a Seller or a Non-Debtor Sub (with co-owned patents and patent applications denoted as such on such schedule). To the Knowledge of the Sellers, all such material issued patents and trademark and copyright registrations are subsisting and have not expired, lapsed or been abandoned or cancelled.

(b) To the Knowledge of the Sellers, each Seller and Non-Debtor Sub owns or has a right to use the Intellectual Property used in the conduct of their business as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Sellers, no Seller or Non-Debtor Sub is infringing or misappropriating any Intellectual Property of any other Person, except for such infringements and misappropriations as would not, individually or in the aggregate, have a Material Adverse Effect, and there are no material Actions currently pending or, to the Knowledge of the Sellers, currently threatened against the Sellers or any Non-Debtor Sub with respect to Intellectual Property of any such other Person.

(c) To the Knowledge of the Sellers, no Person is infringing or misappropriating any of the Intellectual Property owned by or exclusively licensed to the Sellers or any Non-Debtor Sub, except for such infringements and misappropriations as would not, individually or in the aggregate, have a Material Adverse Effect, and there are no material Actions currently pending or threatened by the Sellers or any Non-Debtor Sub against any Person with respect to Intellectual Property owned by or exclusively licensed to the Sellers or any Non-Debtor Sub.

(d) There are no material judicial consents, judgments or orders, or litigation settlements, with respect to Intellectual Property issued against any Seller or Non-Debtor Sub or, to the Knowledge of the Sellers, that are otherwise binding on any Intellectual Property owned by or exclusively licensed to any Seller or Non-Debtor Sub.

(e) To the Knowledge of the Sellers, each Seller and Non-Debtor Sub has taken commercially reasonable measures to maintain the confidentiality of trade secrets of the business of the Sellers and the Non-Debtor Subs that the Sellers intend to maintain as confidential, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of the patents or patent applications set forth on Schedule 1.2(l) relate to the biologic Provenge or the manufacturing, use or other exploitation thereof.

Section 3.12 Real Property Leases.

(a) On the Closing Date, the Sellers will sell, assign and transfer to the Purchaser a valid leasehold interest with respect to each of the Assumed Leases which is a lease (as opposed to a sublease), and a valid subleasehold interest with respect to each of the Assumed Leases which is a sublease, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all the instruments through which the Sellers derive their leasehold and subleasehold interests in the Assumed Leases.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth a complete and correct list of all real property leases and subleases to which each Non-Debtor Sub is a party. The applicable Non-Debtor Sub has a valid leasehold or subleasehold interest with respect to each such lease or sublease, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) Complete and correct copies of the Assumed Leases and the real property leases and subleases of each Non-Debtor Sub (collectively, the “Leases”) have been made available to the Purchaser as of the Effective Date.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Seller Disclosure Schedule sets forth, as of the Effective Date, a complete and correct list of Contracts to which any Seller or any Non-Debtor Sub is a party or by which any of their respective properties or assets are bound that meet any of the following criteria (collectively, the “Material Contracts”):

(i) requires expenditures by any Seller or any Non-Debtor Sub involving consideration in excess of $250,000 in the next twelve (12)-month period;

(ii) provides for payments to be received by any Seller or any Non-Debtor Sub in excess of $250,000 in any twelve (12)-month period;

(iii) relates to the incurrence by any Seller or any Non-Debtor Sub of any indebtedness for borrowed money or any capitalized lease obligations in excess of $250,000;

(iv) relates to the acquisition or disposition by any Seller or any Non-Debtor Sub outside the ordinary course of business of any material assets or any material business (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise) to the extent any actual or contingent material obligations of any Seller or any Non-Debtor Sub thereunder remain in effect;

(v) is a Lease;

(vi) by its express terms prohibits the Sellers or any Non-Debtor Sub from competing with other entities or marketing any product, or provides for “exclusivity” or any similar requirement in favor of any Person other than the Sellers and the Non-Debtor Subs, in each case as it relates to and affects the Business as it is presently conducted;

(vii) grants, assigns or otherwise transfers any material right, title, license or interest in or to any material Intellectual Property;

(viii) relates to ongoing manufacture or supply of clinical and commercial quantities of Provenge; or

(ix) relates to sales and distribution activities conducted by a third party wholesaler or distributor that are material to the Business.

(b) Complete and correct copies of the Material Contracts have been made available to the Purchaser as of the Effective Date.

(c) With respect to each Material Contract, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, (i) each Material Contract is a valid and binding obligation of the applicable Seller or Non-Debtor Sub and, to the Knowledge of the Sellers, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exceptions, (ii) the applicable Seller or Non-Debtor Sub is not, and, to the Knowledge of the Sellers, no other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Material Contracts and (iii) to the Knowledge of the Sellers, no event has occurred that would, with or without notice or lapse of time or both, result in any breach or violation of or constitute a default or give rise to any right of termination, acceleration, vesting, payment, exercise or revocation under any Material Contract, except, with respect to clauses (i), (ii) and (iii) above, where any of the foregoing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.14 Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, be material, individually or in the aggregate, to the Business, no Seller or Non-Debtor Sub (i) is in violation of any applicable Law or (ii) has received, at any time since January 1, 2012, any written notice from any Governmental Entity regarding any actual or alleged violation of, or failure on the part of any Seller or any Non-Debtor Sub to comply with, any applicable Law that has not been remedied.

(b) Each of the products of the Sellers and the Non-Debtor Subs that is currently being sold by or on behalf of the Sellers or the Non-Debtor Subs (“Products”) is being, and at all times since January 1, 2012 has been, developed, tested, manufactured, stored, distributed, sold, advertised and marketed, as applicable, in compliance in all material respects with the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and applicable regulations issued by the United States Food and Drug Administration (the “FDA”), and all applicable Laws and regulations in each jurisdiction where the Products are currently authorized for sale, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice.

(c) Provenge (i) has received final approval of a Biologics License Application from the FDA and is subject to a valid and effective Biologics License granted by the FDA and (ii) has received a positive opinion recommending approval of a Marketing Authorization Application from the European Medicine Agency’s (“EMEA”) Committee for Medicinal Products for Human Use and has been granted a marketing authorization from the European Commission.

(d) To the Knowledge of the Sellers, the clinical trials (including any post-marketing studies) conducted or sponsored by the Sellers and the Non-Debtor Subs (which, for the avoidance of doubt, shall not include investigator-initiated or investigator-sponsored trials) were at all times since January 1, 2012, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, institutional review board requirements, informed consents and applicable requirements of the FDA and applicable EMEA and industry standards.

(e) All material reports, documents, claims and notices required to be filed, maintained, or furnished by the Business to the FDA or other similar Governmental Entity have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed or were corrected in or supplemented by a subsequent filing in all material respects.

(f) To the Knowledge of the Sellers, no Seller or Non-Debtor Sub is subject to any investigation that is currently pending or which is currently threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b) or the Federal False Claims Act (31 U.S.C. Section 3729).

(g) To the Knowledge of the Sellers, no Seller or Non-Debtor Sub has submitted any claim to any payment program in connection with any referrals that violated in any material respect any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act (42 U.S.C. § 1395nn), or any applicable state self-referral Law.

(h) To the Knowledge of the Sellers, no Seller or Non-Debtor Sub has submitted any claim for payment to any payment program in violation of any applicable Laws relating to false claim or fraud, including the Federal False Claims Act (31 U.S.C. Section 3729) or any applicable state false claim or fraud Law, except for any such violation that would not, individually or in the aggregate, be material to the Business.

(i) No Seller or Non-Debtor Sub has failed to comply with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, or any applicable state privacy Laws, except for any such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect.

(j) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Seller and Non-Debtor Sub holds and maintains in full force and effect all Permits required to conduct its business in the manner and in such jurisdictions as it is conducted as of the Effective Date, (ii) each Seller and Non-Debtor Sub is in compliance with all such Permits and (iii) no Seller or Non-Debtor Sub has received, at any time since January 1, 2012, any written notice from any Governmental Entity regarding any actual or alleged violation of, or failure on the part of any Seller or any Non-Debtor Sub to comply with, any term or requirement of any such Permit that has not been remedied.

Section 3.15 Employee Benefit Matters.

(a) Section 3.15(a) of the Seller Disclosure Schedule sets forth a complete and correct list of each Assumed Benefit Plan and each material Benefit Plan as of the Effective Date. The Sellers have made available to the Purchaser copies of documents embodying each of the material Benefit Plans, including each Assumed Benefit Plan. The Sellers have furnished the Purchaser with the most recent Internal Revenue Service determination or opinion letter issued with respect to each Benefit Plan subject to Section 401(a) of the Code and, to the Knowledge of the Sellers, nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any such Benefit Plan.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each Benefit Plan has been administered in accordance with its terms and in compliance with applicable Law; (ii) none of the Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law; (iii) all contributions and payments required to be made by the Sellers or any ERISA Affiliate to any Benefit Plan have been paid when due; and (iv) no Action (other than routine claims for benefits) is currently pending or, to the Knowledge of the Sellers, is currently threatened, against or with respect to any Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(c) No Seller or any ERISA Affiliate has, within the six (6)-year period prior to the date hereof, ever maintained, established, sponsored, participated in, contributed to, or has been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. No Seller nor any ERISA Affiliate has any actual or potential withdrawal liability for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(d) The consummation of the Acquisition, whether alone or in combination with any other event, will not (i) entitle any current or former employee of the Sellers or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits) under any Assumed Benefit Plan; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such current or former employee under any Assumed Benefit Plan.

Section 3.16 Labor Matters.

(a) No Seller or Non-Debtor Sub is a party to, or bound by, any agreement with respect to employees with any labor union or any other employee organization, group or association organized for purposes of collective bargaining. To the Knowledge of the Sellers, there are, and since January 1, 2012 there have been, no labor union organizing activities with respect to any employees of the Sellers or any Non-Debtor Sub. As of the Effective Date, there is no pending or, to the Knowledge of the Sellers, threatened labor strike, slowdown, lockout or work stoppage involving the Sellers, any Non-Debtor Sub or any of their respective employees, which would, individually or in the aggregate, have a Material Adverse Effect.

(b) Each Seller and Non-Debtor Sub is and, during the ninety (90)-day period prior to the date of this Agreement, has been in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law relating to plant closings or mass layoffs.

Section 3.17 Environmental Matters.

(a) To the Knowledge of the Sellers, each Seller and Non-Debtor Sub is in compliance with all applicable Environmental Laws, including possessing and complying with all Environmental Permits, except where the failure to be in such compliance or possess such Environmental Permits would not, individually or in the aggregate, have a Material Adverse Effect.

(b) There is no Environmental Claim currently pending or, to the Knowledge of the Sellers, currently threatened against any Seller or Non-Debtor Sub that, individually or in the aggregate, would have a Material Adverse Effect, and no Seller or Non-Debtor Sub is a party to any Order pursuant to applicable Environmental Law, excluding such Orders that have expired with no further obligation on the part of the Sellers or the Non-Debtor Subs.

(c) To the Knowledge of the Sellers, there has been no Release of any Hazardous Material at any property that is currently or was formerly owned, operated or leased by any Seller or Non-Debtor Sub that, individually or in the aggregate, would have a Material Adverse Effect.

(d) The representations and warranties set forth in this Section 3.17 are the Sellers’ sole and exclusive representations and warranties with respect to environmental matters.

Section 3.18 Taxes.

(a) (i) All material Tax Returns required to be filed by or on behalf of the Parent and each of its Subsidiaries have been timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; (ii) all material amounts of Taxes payable by or on behalf of the Parent and each of its Subsidiaries have been paid; and (iii) to the Knowledge of the Sellers, all required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by, or on behalf of, the Parent and each of its Subsidiaries (to the extent allowable under applicable Law).

(b) To the Knowledge of the Sellers, no audit or other proceeding with respect to any Taxes or Tax Returns of the Parent or any Subsidiary is currently in progress, or has been proposed or threatened in writing.

(c) Neither the Parent nor any Subsidiary has received written notice of any material Tax deficiency outstanding, proposed or assessed nor has the Parent or any of its Subsidiaries executed any waiver of any statute of limitations in respect of material Taxes nor agreed to any extension of time with respect to a material Tax assessment or deficiency.

(d) There are no liens for Taxes other than Permitted Encumbrances upon any of the Acquired Assets.

(e) To the Knowledge of the Sellers, the Sellers have complied in all material respects with all applicable Laws relating to the withholding, collection and payment of Taxes and have timely withheld, collected and paid over to the appropriate taxing authority all material amounts required to be so withheld, collected and paid under all applicable Laws.

(f) None of the Acquired Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, (vi) subject to a “section 467 rental agreement” as defined in Section 467 of the Code, or (vii) subject to any provision of Law comparable to any of the provisions listed above.

(g) Neither the Parent nor any of its Subsidiaries (i) has any liability for the Taxes of any other Person by reason of statute, regulation, contract, assumption, transferee or successor liability or operation of law or (ii) has ever been a member of an affiliated, consolidated, combined or similar group filing for income Tax purposes.

(h) Neither the Parent nor any of its Subsidiaries is a party to any Tax sharing, Tax indemnification or similar agreements (or portions of any agreements), whether or not written, that would, in any manner, bind, obligate or restrict the Purchaser, other than any such agreement entered into in the ordinary course of business or the principal purpose of which was not related to Taxes.

(i) Neither the Parent nor any of its Subsidiaries has executed or entered into any agreement with, or obtained any consents or clearances from, any taxing authority, or has been subject to any ruling or guidance specific to one or more Sellers, that would be binding on Purchaser for any taxable period ending after the Closing Date.

(j) To the Knowledge of the Sellers, none of the Sellers has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) To the Knowledge of the Sellers, neither the Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period which taxable income was realized (and reflects economic income arising) prior to the Closing Date.

(l) None of the Sellers constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code.

(m) The Assumed Liabilities were incurred in the ordinary course of business.

(n) Since the Petition Date, no Seller has disposed of any assets other than in the ordinary course of business or as contemplated by this Agreement.

(o) Parent is not a “foreign person” as defined in Section 1445 of the Code.

(p) Dendreon Holdings, LLC, Dendreon Distribution, LLC and Dendreon Manufacturing, LLC are, and have always been, disregarded entities for U.S. federal income Tax purposes.

(q) The representations and warranties set forth in this Section 3.18 are the sole and exclusive representations and warranties with respect to Taxes.

Section 3.19 Insurance. Section 3.19 of the Seller Disclosure Schedule sets forth a complete and correct list, as of the Effective Date, of all material insurance policies and bonds maintained by any Seller or any Non-Debtor Sub with respect to the Business, the Acquired Assets or the Assumed Liabilities, including in respect of properties, buildings, equipment, fixtures, employees and operations.

Section 3.20 State Takeover Statutes. The Board of Directors of the Parent has approved this Agreement and the Acquisition and, assuming the accuracy of the Purchaser’s representation in Section 4.7, such approval constitutes approval of the Acquisition for purposes of Section 203 of the General Corporation Law of the State of Delaware and represents the only action necessary to ensure that such section does not and will not apply to the execution and delivery of this Agreement or the consummation of the Acquisition. No other state takeover or similar statute or regulation is applicable to this Agreement or the Acquisition.

Section 3.21 Own Account. Each of the Sellers is acquiring the Valeant Shares acquired by it hereunder for investment purposes, for its own respective account and not with a view to, or for resale in connection with, any distribution thereof, except as contemplated by this Agreement. The Sellers acknowledge that the Valeant Shares acquired by it hereunder have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such party’s respective representations as expressed in this Agreement. Each of the Sellers understands that the Valeant Shares to be issued as Stock Consideration may not be sold, transferred, or otherwise disposed of (a) without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering the Valeant Shares or an available exemption from registration under the Securities Act, the Valeant Shares must be held indefinitely, or (b) other than as a distribution to its creditors pursuant to a plan of reorganization or liquidation confirmed by the Bankruptcy Court.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VALEANT AND THE PURCHASER

Each of Valeant and the Purchaser jointly and severally represents and warrants to the Sellers as follows:

Section 4.1 Organization. Each of Valeant and the Purchaser is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, materially impair or materially delay its ability to perform its obligations under this Agreement. Each of Valeant and the Purchaser is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, materially impair or materially delay its ability to perform its obligations under this Agreement.

Section 4.2 Authority of Valeant and the Purchaser. Each of Valeant and the Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Documents to which it is a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by Valeant and the Purchaser and the consummation by Valeant and the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Valeant or the Purchaser, as applicable. This Agreement and each such Ancillary Document has been, or at or prior to Closing (as the case may be) will be, duly and validly executed and delivered by Valeant and the Purchaser to the extent a party thereto and (assuming this Agreement and each such Ancillary Document constitute a valid and binding obligation of the Sellers) constitute, or at or prior to Closing (as the case may be) will constitute, a valid and binding obligation of Valeant and the Purchaser, as applicable, enforceable against Valeant and the Purchaser (as applicable) in accordance with their terms, subject to the Bankruptcy and Equity Exceptions.

Section 4.3 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Valeant or the Purchaser or their Affiliates in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except (a) for consents, approvals, authorizations, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, materially impair or materially delay Valeant’s or the Purchaser’s ability to perform its obligations under this Agreement or (b) pursuant to the HSR Act.

Section 4.4 No Violations. Assuming that the consents, approvals, authorizations, declarations, filings and registrations referred to in Sections 3.4 and 4.3 have been made or obtained and remain in full force and effect and the conditions set forth in Section 6.1 have been satisfied, neither the execution, delivery or performance of this Agreement or the Ancillary Documents by Valeant and the Purchaser to the extent a party thereto nor the consummation by Valeant and the Purchaser of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provisions of the certificate of incorporation, bylaws or other organizational documents of Valeant or the Purchaser, (b) with or without notice or lapse of time or both, result in any breach or violation of or constitute a default or give rise to any right of termination, acceleration, vesting, payment, exercise or revocation under, any Contract to which Valeant or the Purchaser is a party or by which its properties or assets are bound, (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Valeant or the Purchaser or (d) violate any Order or Law applicable to Valeant or the Purchaser or its properties or assets, except in the case of clauses (b), (c) and (d), for breaches, violations, defaults, rights, creations or impositions that would not, individually or in the aggregate, materially impair or materially delay Valeant’s or the Purchaser’s ability to perform its obligations under this Agreement.

Section 4.5 Brokers. Except for Jerry Lundquist, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Valeant or the Purchaser or their Affiliates.

Section 4.6 Financing; Solvency.

(a) As of the Effective Date, Valeant has, and on the Closing Date, Valeant will have and will make available to the Purchaser, sufficient funds available to deliver the cash portion of the Purchase Price to the Sellers and consummate the transactions contemplated by this Agreement, including the timely satisfaction of the Assumed Liabilities.

(b) Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents (including the payment of the Purchase Price, and the payment of all related fees and expenses), (i) the Purchaser and its Subsidiaries will not have incurred debts beyond their ability to pay such debts as they mature or become due, (ii) the then present fair saleable value of the assets of the Purchaser and its Subsidiaries will exceed the amount that will be required to pay their existing debts (including the probable amount of all contingent liabilities) as such debts become absolute and matured, (iii) the assets of the Purchaser and its Subsidiaries at a fair valuation will exceed their debts (including the probable amount of all contingent liabilities) and (iv) the Purchaser and its Subsidiaries will not have unreasonably small capital to carry on their business as proposed to be conducted following the Closing Date. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby, in either case, with the intent to hinder, delay or defraud either present or future creditors of the Purchaser and its Subsidiaries.

Section 4.7 Interested Stockholders. Neither the Purchaser, nor any of its “affiliates” or “associates” has been an “interested stockholder” of the Parent at any time within three (3) years of the Effective Date, as those terms are used in Section 203 of the General Corporation Law of the State of Delaware.

Section 4.8 Valeant Shares. All Valeant Shares to be issued as Stock Consideration will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Pending the Closing. The Sellers covenant and agree that, except (i) as contemplated by this Agreement or any Ancillary Document, (ii) as required by applicable Order or Law, (iii) as set forth in Section 5.1 of the Seller Disclosure Schedule, (iv) with the prior written consent of the Purchaser or Valeant (which consent shall not be unreasonably withheld, conditioned or delayed) or (v) as required by, arising out of, relating to or resulting from, the Petitions or otherwise approved by the Bankruptcy Court, from the Effective Date through the Closing Date:

(a) the Sellers shall, and shall cause each Non-Debtor Sub to, use commercially reasonable efforts to conduct the Business only in the ordinary course of business, including using commercially reasonable efforts to preserve the Business, the Acquired Assets and the existing business relationships of the Business, using commercially reasonable efforts to retain key employees, maintaining the accounting methods and records of the Business in accordance with past practice and continuing to operate the Business’s billing and collection procedures, in each case, taking into account the Sellers’ status as debtors in possession; and

(b) the Sellers shall not, and shall cause the Transferred Sub and the other Non-Debtor Subs, as applicable, not to, take any of the following actions with respect to the Business, the Acquired Assets, the Assumed Liabilities, the Non-Debtor Subs or, with respect to clause (vi), affecting Taxes or intended (as contemplated by this Agreement) Tax benefits of the Parent or any of its Subsidiaries:

(i) an amendment to the certificate of incorporation, bylaws or other organizational documents of the Transferred Sub;

(ii) the issuance or sale of any shares of capital stock or equity interests, or options, warrants, calls, subscriptions or other rights, agreements or commitments of any character to acquire shares of capital stock or equity interests, of any Non-Debtor Sub, or securities convertible into, exchangeable or exercisable for any of the foregoing, other than any such issuance or sale by the Transferred Sub to the Parent or by any Non-Debtor Sub to the Transferred Sub;

(iii) an acquisition, sale, lease, license or disposition of any of the Interests or, other than in the ordinary course of business, taking into account the Sellers’ status as debtors in possession, any of the Acquired Assets or the properties or assets of any Non-Debtor Sub; provided that in no event shall any sale, disposition or license tantamount to disposition of any Intellectual Property relating to Provenge contained in the Acquired Assets or the properties or assets of any Non-Debtor Sub be permitted;

(iv) the voluntary Encumbrance (other than Permitted Encumbrances) of any properties or assets, tangible or intangible, of the Business;

(v) (A) the incurrence or assumption of any indebtedness for borrowed money or capitalized lease obligations or the issuance of any debt securities by any Non-Debtor Sub, except for borrowings from the Sellers in the ordinary course of business; or (B) the making of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(vi) any material election (or rescission of a material election) related to Taxes, any final settlement or compromise of any material claim, action, suit, litigation, arbitration, investigation, audit or controversy relating to Taxes, or, except as required by applicable Law or GAAP, any material change to any of its methods of Tax accounting, methods of reporting income or deductions for Tax or Tax accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(vii) the acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof or any equity interest therein (other than purchases of marketable securities in the ordinary course of business);

(viii) other than in the ordinary course of business, the voluntary termination of, entry into, amendment in any material respect of, or waiver of any material rights under, any Material Contract included in the Acquired Assets or to which any Non-Debtor Sub is a party;

(ix) other than in the ordinary course of business, abandon or permit to lapse, to the extent within the control of the Sellers, any material Intellectual Property registration or application;

(x) other than in the ordinary course of business, settling, compromising or waiving any Action materially affecting the value of the Business, the Acquired Assets, the Assumed Liabilities or the properties or assets of the Non-Debtor Subs;

(xi) the declaration or the payment of any dividends or distributions by the Transferred Sub or the redemption or repurchase of any Interests, or the making of any loans by any Non-Debtor Sub, other than to employees in the ordinary course of business;

(xii) the failure to use reasonable best efforts to maintain existing insurance policies included in the Acquired Assets or to renew or replace existing insurance policies included in the Acquired Assets following their termination;

(xiii) the voluntary termination of, entry into or amendment in any material respect of any Assumed Benefit Plan;

(xiv) with respect to the Transferred Employees, (i) the increase of compensation payable or to become payable to such employees outside the ordinary course of business; or (ii) the grant of any bonus, severance, retention or termination pay other than pursuant to applicable Benefit Plans in effect as of the Effective Date;

(xv) the hiring of any employees (other than employees hired in the ordinary course of business or to fill vacancies);

(xvi) the entry into a collective bargaining agreement or other labor union Contract with respect to Transferred Employees; or

(xvii) the authorization of or entry into an agreement to do any of the foregoing.

Section 5.2 Access and Information. Subject to the Bidding Procedures and applicable Law, the Sellers shall afford to Valeant and the Purchaser and their respective officers, employees, financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to the books, records and properties of the Sellers and the Non-Debtor Subs and, during such period, shall furnish reasonably promptly to Valeant and the Purchaser such information as Valeant and the Purchaser may reasonably request, in each case, related to the Business, the Acquired Assets, the Assumed Liabilities or the Non-Debtor Subs for any purpose related to the consummation of the transactions contemplated by this Agreement; provided, that (a) any information obtained pursuant to this Section 5.2 shall be subject to the Confidentiality Agreement, (b) any books and records or other information that is subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure shall not be made so accessible and (c) such access shall occur only following reasonable prior notice to a person designated by the Sellers and, at the Sellers’ sole discretion, only if accompanied by a designee of the Sellers.

Section 5.3 Approvals and Consents; Cooperation; Notification.

(a) The parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all consents, approvals or authorizations of Governmental Entities and to take all action necessary to cause the expiration or termination of any waiting periods under applicable Laws required in order to consummate the transactions contemplated by this Agreement; provided, that the obligations of the parties hereto to obtain any consent, approval or waiver from the Bankruptcy Court shall be governed exclusively by Section 5.7.

(b) The Sellers, Valeant and the Purchaser shall take all actions necessary to file as soon as practicable all declarations, filings, registrations and other documents required to obtain all consents, approvals or authorizations from Governmental Entities, including by filing any notifications required under the HSR Act no later than February 6, 2015, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation or any other requests from Governmental Entities in connection therewith. Each of Valeant and the Purchaser agrees to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Entity so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate order or otherwise, the sale or disposition of or the agreement to limitations with respect to, such of its assets or businesses, or of the assets or businesses to be acquired by it pursuant to this Agreement, as may be required in order to avoid the entry of, or to effect the dissolution of, any Order that would otherwise have the effect of materially impairing or materially delaying the consummation of the transactions contemplated by this Agreement. In addition, the parties hereto agree to take promptly any and all steps necessary to defend any proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to attempt to vacate or lift any Order relating to antitrust or competition matters that would have the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting their consummation. The parties hereto agree to request early termination of the waiting period under the HSR Act.

(c) Subject to applicable laws, each of the Sellers, on the one hand and Valeant and the Purchaser, on the other hand, shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Entity, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. In addition, each of the parties hereto will give reasonable notice to and consult with the other in advance of any meeting or conference with any Governmental Entity, and to the extent permitted by the Governmental Entity, give the other the opportunity to attend and participate in such meeting or conference.

(d) Each of the Sellers, on the one hand, and Valeant and the Purchaser, on the other hand, shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or with or without notice or lapse of time or both would, cause any condition to the consummation of the transactions contemplated hereby for the benefit of the other party hereto not to be satisfied.

(e) The parties hereto shall use commercially reasonable efforts to cause the Valeant Shares to be issued as Stock Consideration and distributed to the Sellers’ creditors pursuant to a plan of reorganization or liquidation to be freely transferable by such creditors (assuming they are not Affiliates of Valeant) immediately following such distribution, including, without limitation, the Sellers seeking a ruling from the Bankruptcy Court that Section 1145 of the Bankruptcy Code shall apply to such distribution and the parties hereto making any necessary regulatory filings if such ruling is not obtained and, in such event, shall prepare and submit such filings as soon as reasonably practicable after the hearing to approve the Sellers’ disclosure statement for their plan of reorganization or liquidation so as to enable the Plan Effective Date to occur as soon as practicable thereafter. Valeant shall use commercially reasonable efforts to cause the Valeant Shares to be issued as Stock Consideration to be approved for listing on the NYSE and the Toronto Stock Exchange on or prior to the date of issuance of such Valeant Shares pursuant to Section 1.6(a)(i).

Section 5.4 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including that in the case of Contracts included in the Acquired Assets that cannot be transferred or assigned effectively without the consent of third parties (after giving effect to the Sale Order and the Bankruptcy Code), the Sellers shall, at the Purchaser’ sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser in endeavoring to obtain such consent (provided, that nothing in this Section 5.4 shall require any Seller or any Affiliate thereof to make any expenditure or incur any obligation on its own or on behalf of the Purchaser (unless funds in the full amount thereof are advanced to the Sellers in cash)); provided, that the obligations of the parties hereto to obtain any consent, approval or waiver from the Bankruptcy Court shall be governed exclusively by Section 5.7.

Section 5.5 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Sellers, Valeant and the Purchaser shall use reasonable best efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Acquired Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser; provided, that nothing in this Section 5.5 shall (a) require the Sellers or any of their Affiliates to make any expenditure or incur any obligation on their own or on behalf of the Purchaser (unless funds in the full amount thereof are advanced to the Sellers in cash) or (b) prohibit or delay the Sellers or any of their Affiliates from ceasing operations or winding up its affairs following the Closing.

Section 5.6 Cure Costs. With respect to each Assigned Contract and Assumed Lease, on the later of (x) the Closing and (y) the date on which any disputed Cure Cost is settled or resolved by a Final Order of the Bankruptcy Court, the Sellers shall pay (to the extent not previously satisfied), pursuant to Section 365 of the Bankruptcy Code and the Sale Order, the cure and reinstatement costs or expenses (the “Cure Costs”) of or relating to the assumption and assignment of such Assigned Contract and Assumed Lease.

Section 5.7 Bankruptcy Court Approval.

(a) The Sellers acknowledge and agree that each of Valeant and the Purchaser has expended considerable time and expense in connection with the Stalking Horse Agreement and this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers. In consideration therefor, the Sellers shall, as promptly as practicable after the execution of the Stalking Horse Agreement, but in no event later than four (4) hours after the time that the Stalking Horse Agreement is executed by the Sellers and Valeant, file with and seek the approval of the Bankruptcy Court of the Stalking Horse Motion, including the Break-Up Fee and Expense Reimbursement Amount, and the entry by the Bankruptcy Court of the Stalking Horse Order approving the payment of the Break-Up Fee and the Expense Reimbursement and deeming the Break-Up Fee and the Expense Reimbursement Amount as administrative priority expenses under Sections 503(b) and 507(a)(1) of the Bankruptcy Code. The Sellers shall use their reasonable best efforts to obtain entry by the Bankruptcy Court of the Stalking Horse Order no later than February 6, 2015 (which may be extended to no later than February 9, 2015, at the election of the Sellers upon written notice to the Purchaser, solely in the event of any closure of the Bankruptcy Court, natural disaster, act of God or other similar force majeure type event, in each case, that precludes the Sellers from obtaining entry by the Bankruptcy Court of the Stalking Horse Order on February 6, 2015). The Sellers, Valeant and the Purchaser agree that the Break-Up Fee and Expense Reimbursement Amount were together a material inducement to Valeant and the Purchaser to enter into the Stalking Horse Agreement and this Agreement and to consummate the transactions contemplated hereby, and shall be payable as specified herein.

(b) The Sellers and the Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to Bankruptcy Court approval. The Sellers and the Purchaser acknowledge that (i) to obtain such approval, the Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Acquired Assets, including giving notice of the transactions contemplated by the Stalking Horse

Agreement or this Agreement (as applicable) to creditors and certain other interested parties as ordered by the Bankruptcy Court, and, if necessary, conducting an auction in respect of the Acquired Assets (the “Auction”), and (ii) the Purchaser must provide adequate assurance of future performance under the Assigned Contracts and Assumed Leases included in the Acquired Assets.

(c) The Sellers shall use their reasonable best efforts to cause the Bankruptcy Court to enter the Sale Order. The Sellers shall use their reasonable best efforts to obtain entry by the Bankruptcy Court of the Sale Order no later than twenty-eight (28) days after the date hereof.

(d) The Sellers shall cooperate with the Purchaser in connection with the Sale Order, the Bidding Procedures Order, the Stalking Horse Order, and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with the Purchaser at their reasonable request concerning the status of such proceedings. Without limiting Valeant’s and the Purchaser’s obligations under Section 5.3(e), the Sellers further covenant and agree that the terms of any plan they submit to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction contemplated by or approved pursuant to the Sale Order, the Bidding Procedures Order or the Stalking Horse Order.

(e) In the event an appeal is taken or a stay pending appeal is requested, from either the Stalking Horse Order or the Sale Order, the Sellers shall promptly notify the Purchaser of such appeal or stay request and shall promptly provide to the Purchaser a copy of the related notice of appeal or order of stay. The Sellers shall also provide the Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders.

(f) From and after the Effective Date, and to the extent the Purchaser is the Successful Bidder, the Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Bidding Procedures Order, the Stalking Horse Order or the Sale Order or that would be inconsistent with this Agreement.

(g) If an Auction is conducted and the Purchaser is not the Successful Bidder at the conclusion of such Auction, the Purchaser shall be required to serve as the Back-Up Bidder if the Purchaser is the next highest or otherwise next best bidder at the Auction (such party that is the next highest or otherwise next best bidder at the Auction, the “Back-Up Bidder”) and, if the Purchaser is the Back-Up Bidder, the Purchaser shall be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Purchaser in the Auction)

open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Eastern Time) on April 27, 2015, (ii) 60 days following the entry of the Sale Order as to the Successful Bidder or (iii) the closing of the transaction with the Successful Bidder. The Purchaser agrees that if the Purchaser is the Back-Up Bidder, any order approving a sale of some or all of the Acquired Assets to the Successful Bidder shall, subject to approval by the Bankruptcy Court, provide that if the Successful Bidder fails to consummate the sale transaction, the Purchaser shall be deemed to have the new prevailing bid, and the Sellers shall be required (provided that nothing herein shall require the Sellers or any directors or officers of the Sellers (in such person’s capacity as a director or officer of the Sellers) to take any action, or to refrain from taking any action, to the extent such action or forbearance is inconsistent with its or their fiduciary obligations under applicable law, as determined after consultation with outside legal counsel), without further order of the Bankruptcy Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon by the Purchaser in the Auction) with the Purchaser.

(h) The Sellers served notice of the Stalking Horse Motion, the Stalking Horse Order, the Stalking Horse Agreement, the proposed Sale Order and all deadlines and material facts relating to the foregoing to all parties entitled to receive notice thereof pursuant to the procedures set forth in the Bidding Procedures Order and the Stalking Horse Motion and such notice is sufficient under applicable Law to enable the Sellers to consummate the transactions contemplated hereby, including the sale of the Acquired Assets to the Purchaser free and clear of all Encumbrances to the full extent set forth in the Sale Order.

Section 5.8 Bankruptcy Filings. From and after the Effective Date, the Sellers shall use reasonable efforts to provide such prior notice as may be reasonable under the circumstances before filing any papers in the Chapter 11 Cases that relate, in whole or in part, to this Agreement or to the Purchaser. The Sellers’ inadvertent failure to comply with this Section 5.8 shall not constitute a breach under this Agreement.

Section 5.9 Break-Up Fee and Expense Reimbursement. Notwithstanding anything in this Agreement to the contrary, and if approved by the Bankruptcy Court pursuant to the Stalking Horse Order, the Sellers agree to pay the Purchaser the Break-Up Fee and the Expense Reimbursement Amount in accordance with Section 7.2(b) of this Agreement and the Stalking Horse Order.

Section 5.10 Bidding Procedures; Superior Offers. The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Each of Valeant and the Purchaser agrees and acknowledges that the Sellers and their representatives and Affiliates are and may continue soliciting inquiries, proposals or offers for the Business, the Acquired Assets and the Interests in connection with alternative transactions pursuant to the terms of the Bidding Procedures Order and agree and acknowledge that the bidding procedures contained in the Bidding Procedures Order may be supplemented by other customary procedures not inconsistent with the terms otherwise set forth therein or the terms of this Agreement; provided, that (a) the Sellers shall reasonably consult with the Purchaser in connection therewith and (b) in no event shall the bidding procedures contained in the Bidding Procedures Order be supplemented in any manner adverse to the Purchaser without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 5.11 Communications with Customers and Suppliers. Prior to the Closing, Valeant and the Purchaser shall not, and shall cause their respective Affiliates and representatives not to, contact, or engage in any discussions or otherwise communicate with, the Sellers’ customers, suppliers, licensors, licensees and other Persons with which the Sellers have material commercial dealings without obtaining the prior consent of the Sellers (other than any such communication in the ordinary course of business of Valeant, the Purchaser and their respective Affiliates without reference to or any purpose relating to the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated by this Agreement) or as permitted by the Confidentiality Agreement.

Section 5.12 Employee Matters.

(a) As of the Closing, the Purchaser shall assume the Assumed Benefit Plans and thereafter shall perform or cause to be performed all obligations of the Sellers with respect to the Assumed Benefit Plans in accordance with the terms thereof as in effect as of the Closing.

(b) Each of the individuals employed by the Sellers shall receive an offer of employment from Valeant or one of its Affiliates at least fifteen (15) days prior to the anticipated Closing Date, or within five (5) Business Days of the applicable date of hire with respect to any such individual hired by the Sellers within the fifteen (15)-day period prior to the Closing Date. Subject to the provisions of this Section 5.12(b), each offer of employment shall provide substantially the same terms and conditions in the aggregate as provided to such individual by the Sellers as of immediately prior to the Closing and provide that employment with Valeant or one of its Affiliates shall commence effective as of the Closing. Each individual who accepts the offer of employment pursuant to the prior sentence shall be deemed a “Transferred Employee” as of the Closing. For a period of one (1) year following the Closing Date, Valeant shall or shall cause one of its Affiliates to provide each Transferred Employee with (i) base salary or wage rates that are not less than those in effect for each such Transferred Employee immediately prior to the Closing, and (ii) annual incentive compensation opportunity, including equity compensation, and employee benefits, that are no worse than those in effect for similarly situated employees of Valeant and its Affiliates. The Sellers shall cease to employ the Transferred Employees immediately prior to the Closing. Notwithstanding the foregoing, with respect to each Transferred Employee who is terminated without cause by Valeant or one of its Affiliates during the one-year period that begins immediately following the Closing, Valeant shall, or shall cause one of its Affiliates to, provide such Transferred Employee with the same change of control severance payments and benefits as provided by the Sellers and its Affiliates under the Benefit Plan in which the Transferred Employee was participating in immediately prior to Closing which would be either under the Dendreon Corporation Severance Benefits Plan for Executive-Level Employees (Vice Presidents and above) or the Dendreon Corporation Severance Benefits Plan for Executive Director-Level and Below Employees.

(c) Valeant shall, or shall cause one of its Affiliates to, provide to each Transferred Employee full credit for such Transferred Employee’s service with the Sellers or any of their respective Affiliates prior to the Closing for all purposes, including for purposes of eligibility, vesting, benefit accruals and determination of the level of benefits (including vacation, severance and retirement benefits), under any benefit plan in which such Transferred Employee participates on or following the Closing (including severance as provided under Section 5.12(b) herein) to the same extent recognized by Sellers or any of their respective Affiliates immediately prior to the Closing; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or coverage. Valeant shall, or shall cause one of its Affiliates to: (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of Valeant or any of its Affiliates to the extent such Transferred Employees were covered under a similar Benefit Plan and (ii) credit each such Transferred Employee with all eligible payments, co-payments and co-insurance paid by such employee under any Benefit Plan prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of Valeant or any Affiliate for such year.

(d) Nothing in this Section 5.12 shall constitute or be construed as (i) an amendment, termination or other modification of any employee benefit or compensation plan or arrangement, or a restriction or other limitation on the right of any party hereto to amend, terminate or otherwise modify any such plans or arrangements, or (ii) a guarantee of employment for any period, or a restriction or other limitation on the right of any party hereto to terminate the employment of any individual at any time.

Section 5.13 Letters of Credit. At or prior to the Closing, the Purchaser shall, with respect to each letter of credit described on Section 5.13 of the Seller Disclosure Schedule (the “Existing Letters of Credit”), either (a) cause replacement letters of credit to be issued to the beneficiaries of such Existing Letter of Credit, obtain the originals of such Existing Letter of Credit from the beneficiary thereof to return to the issuing financial institution (“Lender”) and deliver to Lender each such Existing Letter of Credit or (b) provide arrangements satisfactory to the Lender that issued such Existing Letter of Credit in the form of cash collateral, back-up letters of credit or other credit support, in each case in a manner consented to by Lender such that Lender will deliver to the Sellers on the Closing Date an unconditional release of all of the obligations of the Sellers with respect to such Existing Letter of Credit.

Section 5.14 Cooperation with Wind-Down and Transition; Post-Closing Books and Records. Subject to limitations under applicable Law, Valeant and the Purchaser shall reasonably cooperate with the Sellers in the Sellers’ wind-down of their operations, including by affording to the Sellers, during regular business hours and upon reasonable prior notice, reasonable access to and support by Transferred Employees and administrative functions and systems of the Business, solely for so long as such individuals remain employed by Valeant and its Affiliates and such administrative functions and systems continue to be used by Valeant and its Affiliates, provided that the foregoing shall not (i) unreasonably interfere with the Business or (ii) cause Valeant or the Purchaser to incur any non-de minimis out of pocket costs or expenses that are not advanced by the Sellers. Subject to limitations under applicable Law, the Sellers shall reasonably cooperate with Valeant and the Purchaser in the transition of the Business to the Purchaser, including by affording to the Purchaser, during regular business hours and upon reasonable prior notice, reasonable access to and support by employees and advisors of the Sellers, solely for so long as such individuals remain employed or engaged by the Sellers, provided that the foregoing shall not (i) unreasonably interfere with the Sellers’ wind-down of their operations, (ii) cause the Sellers to incur any non-de minimis out of pocket costs or expenses that are not advanced by Valeant or the Purchaser or (iii) prohibit or delay the Sellers or any of their Affiliates from ceasing operations or winding up its affairs following the Closing. In addition, for a period of seven (7) years after the Closing Date (or such longer period as may be required by any Governmental Entity, applicable Order or Law or any ongoing Action):

(a) the Purchaser shall not dispose of or destroy any of the business records and files of the Business transferred to it hereunder; and

(b) the Purchaser shall allow the Sellers and any of their directors, officers, employees, financial advisors, legal counsel, accountants, consultants and other authorized representatives access to all business records and files of the Sellers, the Non-Debtor Subs or the Business that are transferred to the Purchaser hereunder, which are reasonably required by the Sellers for purposes related to the Chapter 11 Cases, the wind-down of the operations of the Sellers, the functions of any trusts or other successors to the Sellers, Tax matters and other reasonable business purposes, during regular business hours and upon reasonable prior notice, and the Sellers shall have the right to make copies of any such records and files.

Notwithstanding the foregoing, during such period, the Purchaser may dispose of any such business records or files of the Business which are offered to, but not accepted by, the Sellers within ninety (90) days of receipt of such offer.

Section 5.15 Parent Confidentiality Agreements; Post-Closing Confidentiality.

(a) As of the Closing, Valeant’s obligations under the Confidentiality Agreement related to (i) non-use, non-disclosure and return or destruction of Evaluation Material (as defined in the Confidentiality Agreement) to the extent related to the Business, the Acquired

Assets and the Assumed Liabilities shall terminate and (ii) non-solicitation of employees shall terminate with respect to the Transferred Employees; provided, that any action of Valeant and its Affiliates pursuant to Section 5.12(b) shall not constitute a violation of the Confidentiality Agreement. All other provisions of the Confidentiality Agreement shall remain in full force and effect in accordance with their terms.

(b) Effective at the Closing, the Parent hereby assigns to the Purchaser the rights under the Parent Confidentiality Agreements to enforce the non-use, non-disclosure and return or destruction of Evaluation Material (as such term is defined in the Parent Confidentiality Agreements) to the extent related to the Business, the Acquired Assets and the Assumed Liabilities and the non-solicitation provisions with respect to the Transferred Employees; provided, that the Parent retains all other rights and remedies thereunder. The Parent expressly disclaims any representation or warranty as to the enforceability of any of such assigned provisions.

(c) For a period of five (5) years following the Closing Date, the Sellers shall not, and shall cause their Affiliates and their respective directors and officers not to, disclose to any Person other than the directors, officers, employees and authorized representatives of the Purchaser and its Affiliates, or use or otherwise exploit for their benefit, any Confidential Information, except (i) pursuant to any Order, as required in any Action or as otherwise required by applicable Law, (ii) to enforce its rights and remedies under this Agreement or (iii) disclosure of Confidential Information in connection with the Chapter 11 Cases shall not constitute a breach of this Section 5.15(c); provided, however, that in the event disclosure is required by applicable Law or in connection with the Chapter 11 Cases, the Sellers shall, to the extent reasonably possible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that the Purchaser may seek at its own cost and expense an appropriate protective order. “Confidential Information” shall mean any proprietary or confidential information to the extent related to the Business, the Acquired Assets or the Assumed Liabilities, excluding any information that (x) is (as of the Closing Date) or becomes generally available to the public other than as a result of a breach of this Section 5.15(c) or (y) becomes available to the Sellers, their Affiliates or their respective directors and officers after the Closing Date on a non-confidential basis from a source other than the Purchaser or its Affiliates, provided that such source is not, to the knowledge of the Sellers, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Purchaser or its Affiliates or any other party with respect to such information.

Section 5.16 Termination of Intercompany Agreements. At or prior to the Closing, the Sellers shall terminate, or shall cause to be terminated, with respect to the Non-Debtor Subs, all Contracts between (a) any Non-Debtor Sub on the one hand, and (b) any Seller on the other hand, relating to the provision of services, cost-sharing, loan arrangements or any other intercompany arrangement.

Section 5.17 Payments Received. The Sellers and the Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them or their respective Affiliates, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other party hereto or its Affiliates and will account to the other for all such receipts.

Section 5.18 Use of Names and Marks. The Purchaser and its Affiliates acknowledge and agree that, notwithstanding the transfer of Intellectual Property included in the Acquired Assets, (a) the Sellers will continue using their current corporate names during the pendency of the Chapter 11 Cases and any additional time during which the Sellers wind down their affairs, and (b) the Sellers shall be entitled to refer to names and marks included in the Acquired Assets in filings with Governmental Entities, for factual or historical reference and for any other purposes that do not constitute trademark infringement and are not otherwise prohibited by applicable Law.

Section 5.19 NDC Code. To the extent not transferred as part of the Acquired Assets, the Sellers hereby grant, effective as of the Closing Date, to the Purchaser (and the Purchaser’s Affiliates) a royalty-free, paid-up license under the Sellers’ NDC numbers used in connection with the Business (including the NDC number for the biologic Provenge) to the extent necessary to allow the Purchaser and its Affiliates and their designees to market, distribute and sell the inventory acquired as part of the Acquired Assets and any additional inventory bearing such NDC numbers.

Section 5.20 Updates to Schedule 1.1(e). The Purchaser shall have the right by written notice delivered to the Sellers at any time during the period from and after the date hereof and until the Closing Date to add any Contract or real property lease to Schedule 1.1(e) and, after the Closing Date, the Parent and the Purchaser may agree in writing to treat any Contract or real property lease as if it had been added to Schedule 1.1(e) prior to the Closing Date; provided, that such Contract or real property lease has not been previously rejected in the Chapter 11 Cases; and provided, further, that the non-Debtor party to such Contract or real property lease is provided notice and an opportunity to object in accordance with the Bidding Procedures Order.

Section 5.21 Valeant Shares; Cash.

(a) Each of the Sellers agrees not to sell, transfer or otherwise dispose of the Valeant Shares issued as Stock Consideration other than as a distribution to its creditors pursuant to a plan of reorganization or liquidation confirmed by the Bankruptcy Court and in accordance with Section 8.1(h).

(b) Each of the Sellers shall ensure that the Sellers have, in the aggregate, at least $80,000,000 of Cash as of the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions Precedent to Obligation of the Sellers, Valeant and the Purchaser. The respective obligations of each party hereto to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) the Stalking Horse Order shall have been entered by the Bankruptcy Court no later than February 6, 2015 (or February 9, 2015, solely if extended pursuant to Section 5.7(a)) and shall not be subject to any effective stay;

(b) the Sale Order shall have been entered by the Bankruptcy Court no later than twenty-eight (28) days after the date hereof and shall not be subject to any effective stay;

(c) the waiting period (and any extensions thereof) applicable to the Acquisition under the HSR Act shall have expired or been terminated; and

(d) no Governmental Entity of competent jurisdiction shall have enacted, enforced or entered any Law and no Order shall be in effect on the Closing Date that prohibits the consummation of the Closing.

Section 6.2 Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Sellers at or prior to the Closing of the following conditions:

(a) each of Valeant and the Purchaser shall have performed in all material respects the covenants under this Agreement required to be performed by Valeant and the Purchaser at or prior to the Closing; and

(b) the representations and warranties of Valeant and the Purchaser contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (disregarding any exception or qualification in such representations and warranties relating to “material” or “materiality”) would not, individually or in the aggregate, materially impair or materially delay Valeant’s or the Purchaser’s ability to perform their obligations under this Agreement.

Section 6.3 Conditions Precedent to Obligation of Valeant and the Purchaser. The obligation of Valeant and the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Purchaser at or prior to the Closing of the following conditions:

(a) the Sellers shall have performed in all material respects the covenants under this Agreement required to be performed by the Sellers at or prior to the Closing; and

(b) the representations and warranties of the Sellers contained in this Agreement (other than Section 3.8(b)) shall be true and correct as of the Closing Date as if made at and as of such date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (disregarding any exception or qualification in such representations and warranties (other than Section 3.8(b)) relating to “material,” “materiality” or “Material Adverse Effect”) would not, individually or in the aggregate, have a Material Adverse Effect; and the representation and warranty of the Sellers contained in Section 3.8(b) shall be true and correct as of the Closing Date as if made at and as of such date.

ARTICLE VII

TERMINATION

Section 7.1 Termination Events. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Parent and the Purchaser;

(b) by either the Parent or the Purchaser, by giving written notice of such termination to the other, if a Governmental Entity of competent jurisdiction shall have enacted, enforced or entered any Law or a final and non-appealable Order shall be in effect that prohibits the consummation of the Closing; provided, that the party hereto seeking to terminate this Agreement (and its Affiliates) shall have used reasonable best efforts to have any such Law declared invalid or inapplicable or Order vacated;

(c) by either the Parent or the Purchaser, by giving written notice of such termination to the other, if the Closing shall not have occurred prior to April 27, 2015 and as of such date all conditions to the Closing set forth in Article VI shall have been satisfied or waived or shall be capable of being satisfied at the Closing (but subject to the satisfaction or waiver at or prior to the Closing of all such conditions), except for Section 6.1(c) or, solely in respect of the HSR Act, Section 6.1(d), unless the failure of the Closing to occur prior to such date results from the failure of the party hereto seeking to terminate this Agreement or its Affiliates to materially perform any of its obligations under this Agreement required to be performed by it or its Affiliates at or prior to the Closing;

(d) by the Purchaser in the event of (i) any breach by the Sellers of any of their covenants, representations or warranties contained in this Agreement, which breach would (if occurring or continuing as of the Closing) give rise to the failure of a condition to the Closing set forth in Section 6.1 or Section 6.3, or (ii) any material breach by the Sellers of the Bidding Procedures Order or the Sale Order, and in either case of clause (i) or (ii), the failure of the Sellers to cure such breach, in each case, within ten (10) Business Days after receipt of the Purchaser Termination Notice; provided, that (A) each of Valeant and the Purchaser is not itself in material breach of its covenants, representations or warranties contained in this Agreement or the provisions of the Bidding Procedures Order or the Sale Order, (B) the Purchaser notifies the Sellers in writing (the “Purchaser Termination Notice”) of its intention to exercise its rights under this Agreement as a result of the breach and (C) the Purchaser specifies in such Purchaser Termination Notice the covenant, representation or warranty contained in this Agreement or the provision of the Bidding Procedures Order or the Sale Order of which the Sellers are allegedly in breach;

(e) by the Parent in the event of (i) any breach by either Valeant or the Purchaser of any of their covenants, representations or warranties contained in this Agreement, which breach would (if occurring or continuing as of the Closing) give rise to the failure of a condition to the Closing set forth in Section 6.1 or Section 6.2, or (ii) any material breach by Valeant or the Purchaser of the Bidding Procedures Order or the Sale Order, and in either case of clause (i) or (ii), the failure of Valeant or the Purchaser to cure such breach, in each case, within ten (10) Business Days after receipt of the Seller Termination Notice; provided, that (A) the Sellers are not themselves in material breach of their covenants, representations or warranties contained in this Agreement or the provisions of the Bidding Procedures Order or the Sale Order, (B) the Parent notifies the Purchaser in writing (the “Seller Termination Notice”) of its intention to exercise its rights under this Agreement as a result of the breach and (C) the Parent specifies in such Seller Termination Notice the covenant, representation or warranty contained in this Agreement or the provision of the Bidding Procedures Order or the Sale Order of which Valeant or the Purchaser is allegedly in breach;

(f) by either the Purchaser or the Parent, by giving written notice of such termination to the other, if, following the Effective Date, (i) the Sellers consummate any transaction in which a material portion of the Business or the Acquired Assets are to be sold, transferred or otherwise disposed of or (ii) a Restructuring Transaction is consummated; provided that the Break-Up Fee and the Expense Reimbursement Amount shall be paid to the Purchaser upon such consummation pursuant to Section 7.2(b);

(g) by the Purchaser, if the Bidding Procedures Order, the Stalking Horse Order or the Sale Order is modified or revoked in any respect without the consent of the Purchaser;

(h) by the Purchaser, if the Stalking Horse Motion shall not have been filed with the Bankruptcy Court within four (4) hours of the execution of the Stalking Horse Agreement;

(i) by the Purchaser, if the Stalking Horse Order shall not have been entered by the Bankruptcy Court on or before February 6, 2015 (or February 9, 2015, solely if extended pursuant to Section 5.7(a));

(j) by the Purchaser, if the Bid Deadline (as defined in the Bidding Procedures) shall not have occurred on or before February 10, 2015;

(k) by the Purchaser, if the Bankruptcy Court denies that portion of the Stalking Horse Motion with respect to the Break-Up Fee or the Expense Reimbursement Amount, in whole or in part;

(l) by the Purchaser, if the Sale Order has not been entered by the Bankruptcy Court on or before February 20, 2015 or if the Bankruptcy Court advises the parties during the hearing with respect to the entry of the Sale Order that it will not enter such Sale Order on February 20, 2015 (which date may be extended to no later than February 24, 2015, at the election of the Sellers upon written notice to the Purchaser before noon, New York City time, on February 20, 2015, solely in the event of any closure of the Bankruptcy Court, natural disaster, act of God or other similar force majeure type event, in each case, that precludes the Sellers from obtaining entry by the Bankruptcy Court of the Sale Order on February 20, 2015);

(m) by the Purchaser, if any creditor of any Seller obtains relief from the stay to foreclose on any of the Acquired Assets, the effect of which would cause a Material Adverse Effect;

(n) by the Purchaser, if the Auction shall not have commenced on February 12, 2015 if there is another Qualified Bid (as defined in the Bidding Procedures); or

(o) by the Purchaser, if the Effective Date has not occurred by February 20, 2015.

Section 7.2 Effect of Termination.

(a) Except as otherwise provided in this Section 7.2, in the event of termination of this Agreement by either party hereto in accordance with Section 7.1, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other parties hereto, except for liability for fraud or intentional breach of this Agreement prior to such termination. The provisions of Section 1.6(b)(ii), Section 1.6(b)(iii), Section 1.6(b)(iv), Section 5.2(a), Section 5.9, this Section 7.2 and Article VIII (other than Sections 8.1, 8.2 and 8.3) shall expressly survive the termination of this Agreement.

(b) Notwithstanding Section 7.2(a), if this Agreement is terminated (i) pursuant to Section 7.1(d) or Section 7.1(f), then the Sellers shall pay to the Purchaser the Break-Up Fee and the Expense Reimbursement Amount in full and complete satisfaction of all of the Sellers’ obligations hereunder, or (ii) pursuant to Section 7.1(j) or Section 7.1(n), then the Sellers shall pay to the Purchaser the Expense Reimbursement Amount. The payment of the Break-Up Fee and/or the Expense Reimbursement Amount (as the case may be) shall be made by wire transfer of immediately available funds promptly (but in any event within two (2) Business Days) following the occurrence of the termination events set forth in Section 7.2(a), and shall, subject to Bankruptcy Court approval, be granted super priority administrative expense status in the Chapter 11 Cases. Notwithstanding Section 7.2(a), the Purchaser’s right to receive the one-time payment of the Break-Up Fee and/or the Expense Reimbursement Amount (as the case may be) from the Sellers as provided in this Section 7.2(b) shall be the sole and exclusive remedy available to the Purchaser or Valeant against the Sellers or any of their respective former, current or future equityholders, directors, officers, Affiliates, agents or representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated pursuant to Section 7.1(d), Section 7.1(f), Section 7.1(j) or Section 7.1(n) (including if terminated or terminable pursuant to one or more of such provisions), and upon such payment of the Break-Up Fee and/or the Expense Reimbursement Amount (as the case may be), none of the Sellers or any of their respective former, current or future equityholders, directors, officers, Affiliates, agents or representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall the Sellers be required to pay the Break-Up Fee or the Expense Reimbursement Amount on more than one occasion.

(c) Notwithstanding anything to the contrary under this Agreement, in the event that the Purchaser terminates this Agreement in accordance with Section 7.1(l) prior to the entry by the Bankruptcy Court of the Sale Order, the parties agree and acknowledge that all of the rights and obligations of the parties under the Stalking Horse Agreement shall remain in full force and effect (provided that Section 5.14 and Section 5.20 of the Stalking Horse Agreement shall be deemed to have been amended and restated in their entirety to read as set forth in Section 5.14 and Section 5.20 of this Agreement), and the parties hereto shall use commercially reasonable efforts to obtain entry of the Sale Order (as defined in the Stalking Horse Agreement) on February 20, 2015.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Tax Matters.

(a) The Parent shall file, or cause to be filed, when due (taking into account any applicable extensions) all Tax Returns that are required to be filed by or with respect to the Parent or any of its Subsidiaries on or prior to the Closing Date, and shall pay, or cause to be paid, all Taxes due in respect of such Tax Returns, to the extent permitted under applicable Law. After the Closing Date, the Parent shall file, or cause to be filed, when due (taking into account any applicable extensions) all Tax Returns relating to the Sellers required to be filed or reasonably requested to be filed by Purchaser. Other than as required by applicable Law or contemplated by this Agreement, the Parent shall prepare, or cause to be prepared, all Tax Returns in accordance with past practice. The Parent shall provide the Purchaser prompt and reasonable opportunity for comment and approval with respect to any income Tax Returns and shall incorporate all reasonable comments received from the Purchaser; provided that any such income Tax Return may be filed without the Purchaser’s comments and approval if Purchaser’s comments or, in absence of any comments, Purchaser’s approval has not been received at least three (3) Business Days prior to the due date of such income Tax Return. Purchaser shall be entitled to make all determinations (including any elections, except to the extent, unless otherwise contemplated in this Section 8.1, any such election adversely affects distributions to creditors by an aggregate amount in excess of $500,000) with respect to income Taxes and income Tax Returns of the Sellers with respect to the Tax consequences of the Relevant Transactions and the other transactions contemplated by this Agreement (including, without limitation any determinations required under Section 381 of the Code). To the extent permitted by applicable Law, the Parent and the Purchaser shall file with their respective first U.S. federal income tax return for its taxable year in which the Closing Date occurs identical statements pursuant to U.S. Treasury Regulation section 1.381(b)-1(b)(3).

(b) After the Closing, at the Purchaser’s election, the Purchaser shall exercise exclusive control over the handling, disposition and settlement of any inquiry, examination or proceeding (including an audit) by a taxing authority (or that portion of any inquiry, examination or proceeding by a taxing authority) with respect to any income Taxes or income Tax Returns of the Sellers, provided that to the extent any such inquiry, examination or proceeding by a taxing authority could materially affect the income Taxes due or payable by the Sellers, the Parent and the Purchaser shall jointly control the handling, disposition and settlement thereof (including, without limitation, consulting with the other prior to any substantive discussions with a taxing authority, and not compromising or otherwise settling without the other party’s approval). Each party shall notify the other party (or parties) in writing promptly upon learning of any such inquiry, examination or proceeding. The parties and their Affiliates shall cooperate with each other in any such inquiry, examination or proceeding as a party may reasonably request.

(c) All sales, use, excise, transfer, documentary, stamp, value added, recordation, license, conveyance and other similar Taxes (“Transfer Taxes”), if any, payable in connection with the transactions contemplated by this Agreement shall be borne by the Purchaser and paid when due. The Sellers and the Purchaser shall use reasonable efforts and cooperate in good faith to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law. The Purchaser shall be responsible for preparing and filing all Tax Returns with respect to Transfer Taxes and shall file all such Tax Returns when due; provided, however, that in the event any such Tax Return requires execution by the Sellers, the Purchaser shall prepare and deliver to the Sellers a draft copy of such Tax Return a reasonable amount of time prior to the due date thereof for the Seller’s review and comment, and the Sellers shall promptly execute such Tax Return and deliver it to Purchaser three (3) Business Days before the due date thereof, who shall cause it to be filed.

(d) As to any Acquired Asset acquired by the Purchaser, the Sellers and the Purchaser shall apportion the liability for real and personal property Taxes, ad valorem Taxes, and similar Taxes (“Periodic Taxes”) for Straddle Periods applicable to such Acquired Asset. The Periodic Taxes described in this Section 8.1(d) shall be apportioned between the Sellers and the Purchaser as of the Closing Date, with the Purchaser liable for that portion of the Periodic Taxes equal to the Periodic Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days remaining in the applicable Straddle Period after the Closing Date, and the denominator of which is the total number of days covered by such Straddle Period. The Sellers shall be liable for that portion of the Periodic Taxes for a Straddle Period for which the Purchaser is not liable under the preceding sentence. The Purchaser and the Sellers shall pay or be reimbursed for Periodic Taxes (including instances in which such Periodic Taxes have been paid before the Closing Date) on this prorated basis at Closing. To the extent the liability for Periodic Taxes for a certain Straddle Period is not determinable at the time of Closing or such Periodic Taxes are charged in arrears, such Periodic Taxes shall be prorated for such Straddle Period, based on the most recent ascertainable full tax year without adjustment. The party hereto responsible under applicable Law for paying a Tax described in this Section 8.1(d) shall be responsible for administering the payment of such Tax. For purposes of this Section 8.1(d), the Straddle Period for ad valorem Taxes and real and personal property Taxes shall be the fiscal period for which such Taxes were assessed by the applicable Tax jurisdiction.

(e) The Sellers, on the one hand, or the Purchaser, on the other hand, as the case may be (the “Reimbursing Party”), shall provide reimbursement for any Tax paid by the other (the “Paying Party”), all or a portion of which is the responsibility of the Reimbursing Party in accordance with the terms of this Section 8.1 or which represents an overpayment for Taxes by the Paying Party. Within a reasonable time prior to the payment of any such Tax, the Paying Party shall give notice to the Reimbursing Party of the Tax payable and the Paying

Party’s and Reimbursing Party’s respective liability therefor, although failure to do so will not relieve the Reimbursing Party from its liability hereunder except to the extent the Reimbursing Party is prejudiced thereby.

(f) Other than as contemplated by this Agreement, neither the Purchaser nor any of its Affiliates shall take, or cause or permit any other Person to take, any action which could (i) materially increase any Seller’s or any of its Affiliates’ liability for Taxes or (ii) result in, or change the character of, any material item of income or gain that must be reported on any Tax Return filed or to be filed by or with respect to any Seller or any of its Affiliates (including any Tax Return filed or required to be filed by any Non-Debtor Sub for a taxable year or period ending after the Closing Date).

(g) The parties hereto shall treat (1) the transactions described herein, in combination with the subsequent liquidation of the Parent, including the distribution of the Stock Consideration (such transactions, collectively, the “Relevant Transactions”), as a reorganization pursuant to Section 368(a)(1)(G) of the Code with any actual or deemed distribution by the Parent qualifying solely under Sections 354 and 356 of the Code but not under Section 355 of the Code (a “G Transaction”), (2) the G Transaction as a corporate acquisition of assets by the Purchaser to which Section 381 of the Code applies (and, thus, the Purchaser as succeeding to any Tax attributes, including, without limitation, the tax basis of the Acquired Assets and the tax loss carryforwards of the Sellers, to the extent permitted by applicable Law), and (3) the Closing Date as the “date of distribution or transfer” for purposes of Section 381(b) of the Code (and, thus, any Tax attributes to which Section 381 of the Code applies shall be transferred as of the close of the Closing Date, and the taxable year of the Parent for federal income tax purposes shall end as of the close of the Closing Date). The parties hereto agree that this Agreement shall constitute a “plan of reorganization” of the Parent and the Purchaser for purposes of Sections 368 and 354 of the Code (which plan includes the liquidation of the Parent and the distribution of the Stock Consideration), and further thereto the Board of Directors of the Parent, Valeant and the Purchaser each has adopted resolutions to such effect. No Seller shall be entitled to any payment or other consideration in addition to the Purchase Price with respect to the acquisition or use of any Tax items or attributes by the Purchaser or its Affiliates. The parties hereto shall not take any action or position inconsistent with, or fail to take any necessary action in furtherance of, the treatment of the Relevant Transactions as a G Transaction. In furtherance of, and without limitation, of the foregoing, the parties shall (i) report the Relevant Transactions consistent herewith on any Tax Return required to be filed, including for state and local tax purposes, and (ii) describe the tax treatment and characterization of the Relevant Transactions consistent herewith in any discussions related to or descriptive of the transactions, including, without limitation, in connection with any Chapter 11 plan, and shall provide the Purchaser prompt opportunity for review and comment with respect to any such Tax discussion.

(h) Except as otherwise agreed by the Purchaser, (1) the Sellers shall pursue the submission, confirmation and effectiveness of a plan of liquidation in their Chapter 11 cases in an expeditious but commercially reasonable manner, (2) in any event the Parent shall liquidate as determined for U.S. federal income Tax purposes (which such liquidation may include a distribution of assets to a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4) no later than December 31, 2015, and (3) pursuant to such liquidation, the Stock Consideration shall be distributed by Parent proportionately in respect of allowed pre-Petition Date general unsecured claims against the Parent (other than intercompany claims held by another Seller); provided that if the amount of the allowed pre-Petition Date general unsecured claims against the Sellers (other than the 2016 Note Claims) do not exceed $200 million in the aggregate, then the Stock Consideration may be distributed by Parent proportionately in respect of the 2016 Note Claims, at Parent’s discretion.

(i) The Sellers shall provide the Purchaser with such reasonable assistance and non-privileged information in any Seller’s possession relating to the Acquired Assets as may reasonably be requested in connection with any Tax matter, including the matters contemplated by this Agreement, the determination of the Tax basis of any Acquired Asset, the amount of any cancellation of indebtedness amount recognized by the Sellers as soon as practicable after the close of any taxable period, the preparation of any Tax Return or the performance of any audit, examination or other proceeding by any taxing authority, whether conducted in a judicial or administrative forum (including the execution of any Tax Returns, court filings, settlements, or other applicable documents). The Sellers shall retain and provide to the Purchaser all non-privileged records and other information (to the extent not previously transferred to the Purchaser as an Acquired Asset) reasonably requested and that may be relevant to any such Tax Return, audit, examination or other proceeding; provided, however, that the Purchaser shall take custody of such records upon issuance of a final decree in the Chapter 11 Cases.

(j) Dendreon Holdings, LLC, Dendreon Distribution, LLC and Dendreon Manufacturing, LLC shall remain disregarded entities for U.S. federal income Tax purposes from and after the Closing Date.

(k) The Parent shall not waive any provision, notice or requirement under that certain order, dated December 9, 2014, relating to the trading of equity securities of the Parent, without the prior written consent of the Purchaser (which shall not be unreasonably withheld, conditioned or delayed).

Section 8.2 Bulk Sales. The Purchaser hereby waives compliance by the Sellers and their Affiliates with the requirements and provisions of any “bulk-transfer” or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale, conveyance, assignment or transfer of any or all of the Acquired Assets to the Purchaser.

Section 8.3 Survival of Representations, Warranties and Covenants. No representations or warranties in this Agreement or in any Ancillary Document shall survive the Closing, except for Section 4.8, which shall survive until the Plan Effective Date. No covenants in this Agreement or in any Ancillary Document shall survive the Closing except (1) to the extent the terms thereof expressly contemplate performance following the Closing and (2) any covenants in Section 8.1.

Section 8.4 Public Announcements. Unless otherwise required by applicable Law or by obligations of the Sellers or the Purchaser or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange or in order to enforce a party’s rights or remedies under this Agreement, the Sellers, on the one hand, and Valeant and the Purchaser, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.5 Notices. All notices, requests, claims, demands or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) at the time personally delivered if served by personal delivery upon the party hereto for whom it is intended, (b) at the time received if delivered by registered or certified mail (postage prepaid, return receipt requested) or by a national courier service (delivery of which is confirmed), or (c) upon confirmation if sent by facsimile or email; in each case to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(a) if to the Purchaser or to Valeant, to:

Valeant Pharmaceuticals International, Inc.
400 Somerset Corporate Boulevard
Bridgewater, NJ 08807
Facsimile:	(949) 315-3590
Email:	mike.pearson@valeant.com
Attention:	Chief Executive Officer

with a copy to:

Facsimile:	(949) 271-3796
Email:	robert.chaionn@valeant.com
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile:	(212) 310-8007
Email:	michael.aiello@weil.com,
ted.waksman@weil.com and
gary.holtzer@weil.com
Attention:	Michael J. Aiello, Ted S. Waksman and
Gary T. Holtzer

and

(b) if to the Sellers, to:

Dendreon Corporation
1301 2nd Avenue
Seattle, Washington 98101
Facsimile:	(908) 725-3047
Email:	rcrotty@dendreon.com
Attention:	Robert Crotty

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Email:	graham.robinson@skadden.com
Facsimile:	(617) 573-4822
Attention:	Graham Robinson

and

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York City, New York 10036
Facsimile:	(212) 735-2000
Email:	ken.ziman@skadden.com
Attention:	Ken Ziman

and

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Facsimile:	(312) 407-0411
Email:	felicia.perlman@skadden.com
Attention:	Felicia Perlman

Section 8.6 Descriptive Headings; Interpretative Provisions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

Section 8.7 No Strict Construction. The Sellers, on the one hand, and Valeant and the Purchaser, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Sellers, Valeant and the Purchaser, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any person with respect to this Agreement.

Section 8.8 Entire Agreement; Assignment. This Agreement, the Ancillary Documents and the Confidentiality Agreement constitute the entire agreement and, subject to Section 7.2(c), supersede all other prior agreements and understandings, both written and oral, among the parties hereto or any of them, with respect to the subject matter hereof and thereof.

Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties hereto, in whole or in part, to any other Person by operation of law or otherwise, without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 8.8 will be null and void; provided, that, the Purchaser may assign or delegate any or all of its rights and obligations under this Agreement to one or more of its Affiliates; provided, however, that in the event of such assignment the Purchaser shall continue to be jointly and severally liable with the Affiliate assignee for its duties and obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns and shall not be binding upon, inure to the benefit of, or be enforceable by, any other party.

Section 8.9 Governing Law; Submission of Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any litigation relating thereto except in the Bankruptcy Court), and waives any objection to the laying of venue of any such litigation in the Bankruptcy Court. Each party hereto hereby consents to service of process in the manner and at the address set forth in Section 8.5. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10 Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party hereto incurring such expenses.

Section 8.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

Section 8.12 Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.13 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.14 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.15 Specific Performance; Sole and Exclusive Remedy for Seller Breach.

(a) The parties hereto recognize that if Valeant or the Purchaser breaches this Agreement or refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the Sellers for their injuries. The Sellers shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement, without posting bond or other undertaking. If any Action is brought by the Sellers to enforce this Agreement, Valeant and the Purchaser shall waive the defense that there is an adequate remedy at Law.

(b) In the event of any breach prior to the Closing by any Seller of any of the Sellers’ agreements, covenants, representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order, including any breach that is material or willful, the sole and exclusive remedy of Valeant and the Purchaser shall be to exercise the Purchaser’s rights to terminate this Agreement pursuant to Section 7.1(d), in accordance with the terms of such Section 7.1(d), and to receive payment of the Break-Up Fee and/or the Expense Reimbursement Amount (as the case may be) as provided in Section 7.2(b), and Valeant and the Purchaser shall not have any further cause of action for damages, specific performance or any other legal or equitable relief against the Sellers or any of their respective former, current or future equityholders, directors, officers, Affiliates, agents or representatives with respect thereto.

(c) The parties hereto recognize that if any of the Sellers breaches its agreements or covenants in Section 8.1 or refuses to perform under the provisions of Section 8.1, monetary damages alone would not be adequate to compensate Valeant or the Purchaser for their injuries. Valeant and the Purchaser shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of Section 8.1, without posting bond or other undertaking. If any Action is brought by Valeant and the Purchaser to enforce the terms of Section 8.1, the Sellers shall waive the defense that there is an adequate remedy at Law.

Section 8.16 Obligations of the Purchaser. Valeant, as a primary obligor and not as a surety, hereby absolutely, unconditionally and irrevocably guarantees to the Sellers the prompt payment, observance and performance when due of all the obligations and liabilities of the Purchaser arising under or related to this Agreement and the transactions contemplated thereby, including to cause the Purchaser to duly and timely perform and comply with all of the covenants, obligations and agreements to be performed or complied with by the Purchaser arising under or related to this Agreement and the transactions contemplated hereby.

ARTICLE IX

DEFINITIONS

As used herein, the terms below shall have the following meanings:

“2016 Note Claims” means pre-Petition Date general unsecured claims against the Parent based upon the Parent’s 2.875% unsecured convertible senior notes due 2016 issued under the First Supplemental Indenture, dated January 20, 2011, to the Base Indenture, dated March 16, 2007, with The Bank of New York Mellon Trust Company, N.A., as trustee.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any claim, charge, action, suit, arbitration, mediation, inquiry, proceeding or investigation by any Person or Governmental Entity before any Governmental Entity or any arbitrator or mediator.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Ancillary Documents” means the Bill of Sale, Assignment and Assumption Agreement, Intellectual Property Assignment Agreements, Escrow Agreement and each other agreement, document or instrument (other than this Agreement) executed and delivered by the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.

“Assigned Contracts” has the meaning set forth in Section 1.1(e).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a)(iv).

“Assumed Benefit Plans” has the meaning set forth in Section 1.1(t).

“Assumed Leases” has the meaning set forth in Section 1.1(h).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Auction” has the meaning set forth in Section 5.7(b).

“Back-Up Bidder” has the meaning set forth in Section 5.7(g).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.3.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Benefit Plan” means a plan, program, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, severance, separation, relocation, repatriation, expatriation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement or other pension or welfare benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by the Sellers or any of their Subsidiaries and any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Sellers or any of their Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any employee or former employee of the Sellers or any of their Subsidiaries.

“Bidding Procedures” means the bid procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court entered on December 17, 2014.

“Bill of Sale” has the meaning set forth in Section 2.2(a)(ii).

“Break-Up Fee” means an amount equal to $12,000,000, which shall, subject to Bankruptcy Court approval, constitute a super priority administrative expense under Section 503(b)(1) of the Bankruptcy Code and shall be payable as set forth in
Section 7.2(b).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, New York are authorized or required by Law or Order to close.

“Cash” means all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and marketable securities, and any bank accounts and lockbox arrangements of the Sellers as of the Closing.

“Cash Consideration” has the meaning set forth in Section 1.6(a)(ii).

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.15(c).

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of January 24, 2015, by and between the Parent and Valeant.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is legally binding.

“Cure Costs” has the meaning set forth in Section 5.6.

“Deposit Funds” has the meaning set forth in Section 1.6(b).

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Acquired Assets in each case whether or not in electronic form.

“D-3263” means the Sellers’ enteric coated D-3263 hydochrolide product candidate.

“D-3263 Assets” means the following: (i) the investigational new drug application filed with the FDA for D-3263, and the information contained therein; (ii) any inventory of D-3263; (iii) all pre-clinical and clinical study reports, and clinical data, for D-3263; and (iv) the patents and patent applications set forth on Schedule 1.1(u).

“Effective Date” means the date as of which this Agreement was executed as set forth in the first sentence of this Agreement.

“EMEA” has the meaning set forth in Section 3.14(c).

“Encumbrance” means any charge, lien, claim, mortgage, lease, hypothecation, deed of trust, pledge, security interest, easement, servitude, encroachment, encumbrance or other similar restriction of any kind.

“Environmental Claim” shall mean any Action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from the presence or Release of any Hazardous Materials at any location or a violation or alleged violation of applicable Environmental Laws.

“Environmental Laws” shall mean Laws relating to pollution or protection of the environment or human health and safety (with respect to exposure to Hazardous Materials), including Laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the treatment, storage, transport or disposal of Hazardous Materials.

“Environmental Permit” shall mean any Permit required by or issued pursuant to an applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth within the definition of Benefit Plan.

“Escrow Agent” has the meaning set forth in Section 1.6(b).

“Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit D.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Existing Letters of Credit” has the meaning set forth in Section 5.13.

“Expense Reimbursement Amount” means the dollar amount equal to the lesser of (i) up to $1,000,000 and (ii) the aggregate amount of all reasonable and documented out of pocket expenses and fees incurred by Valeant or the Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including reasonable legal, professional and financing fees, which amount shall, subject to Bankruptcy Court approval, constitute a super priority administrative expense under Section 503(b)(1) of the Bankruptcy Code and shall be payable as set forth in Section 7.2(b).

“FDA” has the meaning set forth in Section 3.14(b).

“Final Order” means an action taken or Order issued by the applicable Governmental Entity, which has not been reversed, vacated, or stayed and as to which: (i) no request for stay of the action or Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof, (ii) no petition for rehearing or reconsideration of the action or Order, or protest of any kind, is pending before the Governmental Entity and the time for filing any such petition or protest is passed, (iii) the Governmental Entity does not have the action or Order under reconsideration or review on its own motion and the time for such reconsideration or review has passed, and (iv) the action or Order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“GAAP” means United States generally accepted accounting principles.

“G Transaction” has the meaning set forth in Section 8.1(g).

“Governmental Entity” means any federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, commission, board, bureau or other authority or instrumentality, domestic or foreign.

“Hazardous Material” shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“HSR Act” has the meaning set forth in Section 3.4.

“Income Tax Information” means all Tax Returns and all other books, records and work papers related to income Taxes of the Sellers or any of their Subsidiaries.

“Intellectual Property” has the meaning set forth in Section 1.1(j).

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.2(a)(v).

“Interests” has the meaning set forth in the Recitals.

“Knowledge of the Sellers” means the actual knowledge of W. Thomas Amick, Gregory R. Cox and Robert L Crotty.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule or code.

“Leases” has the meaning set forth in Section 3.12(c).

“Lender” has the meaning set forth in Section 5.13.

“Material Adverse Effect” means any event or condition that, individually or in the aggregate, results in a material adverse effect on the Acquired Assets or the Business, taken as a whole, excluding the effects of events or conditions, either alone or in combination, resulting from or arising out of (i) the Chapter 11 Cases, (ii) the Excluded Assets or the Excluded Liabilities, (iii) changes in general economic, financial or securities markets or geopolitical conditions, (iv) general changes or developments in macroeconomic conditions or the industries and markets in which the Business operates, (v) the entry into this Agreement, the announcement of the Acquisition, the identity of Valeant or the Purchaser or the consummation of the transactions contemplated by this Agreement, including termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, licensors, licensees, partners or employees of the Business, (vi) any actions required to be taken or omitted by the Sellers under this Agreement or any action or omission by Valeant or the Purchaser in breach of this Agreement, (vii) changes in (or proposals to change) any applicable Laws or applicable accounting regulations or principles or the enforcement or interpretation thereof, (viii) any outbreak or escalation of hostilities or war or any act of terrorism or natural disaster or act of God and (ix) any failure of the Business to meet any budgets, plans, projections or forecasts (internal or otherwise).

“Material Contracts” has the meaning set forth in Section 3.13(a).

“NDC” means the unique, three-segment National Drug Code issued by the FDA that serves as a universal product identifier for pharmaceuticals, or the equivalent in countries outside of the United States.

“Non-Debtor Subs” means, collectively, the Transferred Sub, Dendreon UK Limited, a private limited company organized under the laws of England and Wales, Dendreon

Germany GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany, and Dendreon Operations B.V., a Besloten Vennootschap, organized under the laws of the Netherlands.

“Non-Transferred Assets” has the meaning set forth in Section 1.5(b).

“NYSE” has the meaning set forth in Section 1.6(a)(i).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or award of a Governmental Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Confidentiality Agreements” means those agreements by and between the Parent, on the one hand, and Persons expressing an interest in acquiring an ownership interest in the Parent or the Business, on the other hand, with respect to the use and confidentiality of information about the Parent and its Affiliates and the Business and certain other obligations.

“Paying Party” has the meaning set forth in Section 8.1(e).

“Periodic Taxes” has the meaning set forth in Section 8.1(d).

“Permits” means any permit, approval, concession, grant, franchise, license and other approval of or by any Governmental Entity.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory liens and rights of set-off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, in each case, incurred in the ordinary course of business (A) for amounts not yet overdue, (B) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith or (C) for amounts as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, (iii) liens securing rental payments under capitalized lease obligations, (iv) rights of setoff or banker’s liens upon deposits of cash in favor of banks or other depositary institutions, (v) pledges or deposits under worker’s compensation, unemployment insurance and social security laws to the extent required by applicable Law, (vi) rights of third parties pursuant to ground leases, leases, subleases, licenses, concessions or similar agreements, (vii) easements, covenants, conditions, restrictions and other similar matters of record or imperfections of title with respect to real or personal property that do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto, (viii) local, county, state and federal ordinances, regulations, building codes or permits, now or hereafter in effect, relating to real property, (ix) restrictions or requirements set forth in any Permits relating to the Business, (x) violations, if any, arising out of the adoption, promulgation, repeal, modification or reinterpretation of any Order or Law which occurs subsequent to the Effective Date, (xi) Encumbrances caused by or resulting from the acts or omissions of the Purchaser or any of its Affiliates, employees, officers, directors, agents, contractors, invitees or licensees, (xii) encroachments, overlaps, boundary line disputes and any other matters which would be disclosed by an accurate survey and inspection of real property and that do not materially impair the use of real property for its intended purpose, (xiii) Encumbrances arising by operation of Law under Article 2 of any state’s Uniform Commercial Code (or successor statute) in favor of a seller of goods or buyer of goods, and (xiv) rights granted to any licensee of any Intellectual Property.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Entity or any other entity.

“Petitions” has the meaning set forth in the Recitals.

“Petition Date” has the meaning set forth in the Recitals.

“Plan Effective Date” means the anticipated date of effectiveness of a Chapter 11 plan of reorganization or liquidation of the Sellers confirmed by the Bankruptcy Court, as identified by the Sellers to Valeant and the Purchaser by written notice at least three (3) Business Days prior to such anticipated date.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date or portion thereof ending on the Closing Date.

“Products” has the meaning set forth in Section 3.14.

“Purchase Price” has the meaning set forth in Section 1.6(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Termination Notice” has the meaning set forth in Section 7.1(d).

“Reimbursing Party” has the meaning set forth in Section 8.1(e).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Relevant Transactions” has the meaning set forth in Section 8.1(g).

“Restructuring Transaction” means (i) a recapitalization transaction involving, in whole or in part, the Parent and its existing security holders or creditors, including under a chapter 11 plan (ii) any merger, consolidation, share exchange, business combination or other similar transaction with any Sellers, (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of the Parent’s common stock or any class of the Parent’s debt securities or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, or (iv) the acquisition of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then outstanding shares of the Parent’s common stock or any class of the Parent’s debt securities.

“Sale Order” means an Order of the Bankruptcy Court in substantially the form attached hereto as Exhibit E authorizing and approving the sale of the Acquired Assets to the Purchaser on the terms and conditions set forth herein.

“Securities Act” has the meaning set forth in Section 3.21.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article III.

“Seller Termination Notice” has the meaning set forth in Section 7.1(e).

“Stalking Horse Agreement” has the meaning set forth in the Preamble.

“Stalking Horse Motion” means a motion of the Debtors, reasonably acceptable to the Purchaser in substantially the form previously provided to the Purchaser, seeking entry of the Stalking Horse Order.

“Stalking Horse Order” means an Order in substantially the form attached hereto as Exhibit F (A) Approving Stalking Horse Bidder and Authorizing Bid Protections in Connection with the Sale of Substantially all of the Debtors’ Assets, (B) Rescheduling the Hearing to Approve Such Sale and (C) Granting Related Relief.

“Stock Consideration” has the meaning set forth in Section 1.6(a)(i).

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Subsidiary” means with respect to any Person, any other Person as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Tax” or “Taxes” means all taxes, assessments, duties, fees, levies, imposts or other similar charges, including all federal, state, local or foreign income, environmental, franchise, transfer, sales, gross receipt, use, ad valorem, property, excise, severance, stamp, payroll, social security, employment, unemployment, withholding, and estimated taxes, and all additions to tax, penalties, and interest related thereto.

“Tax Return” means any tax return, declaration, report, claim for refund, filing or information statement or other document filed or required to be filed with any Governmental Entity in connection with or with respect to any Tax (including any amendment thereof, or supplement, appendix, schedule or attachment thereto).

“Trading Day” shall mean a day on which Valeant Shares are traded on the NYSE.

“Transferred Employee” has the meaning set forth in Section 5.12(b).

“Transferred Sub” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 8.1(b).

“Valeant” has the meaning set forth in the Preamble.

“Valeant Shares” means common shares of Valeant, with no par value.

(Signature Page Follows)

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

SELLERS:

DENDREON CORPORATION

By:	/s/ Robert L. Crotty
	Name:	Robert L. Crotty
	Title:	Executive Vice President,
General Counsel and Secretary

DENDREON HOLDINGS, LLC

By:	/s/ Robert L. Crotty
	Name:	Robert L. Crotty
	Title:	Vice President,
General Counsel and Secretary

DENDREON DISTRIBUTION, LLC

By:	/s/ Robert L. Crotty
	Name:	Robert L. Crotty
	Title:	Vice President,
General Counsel and Secretary

DENDREON MANUFACTURING, LLC

By:	/s/ Robert L. Crotty
	Name:	Robert L. Crotty
	Title:	Vice President,
General Counsel and Secretary

(Signature Page to Second Amended and Restated Acquisition Agreement)

VALEANT:

VALEANT PHARMACEUTICALS
INTERNATIONAL, INC.

By:	/s/ Howard Schiller
	Name:	Howard Schiller
	Title:	EVP, CFO

PURCHASER:

DRONE ACQUISITION SUB INC.

By:	/s/ Howard Schiller
	Name:	Howard Schiller
	Title:	EVP, CFO and Treasurer

(Signature Page to Second Amended and Restated Acquisition Agreement)